U.S.$1,300,000,000

CREDIT AGREEMENT

dated as of

February 14, 2006

among

Nortel Networks Inc.,
as Borrower,

The Lenders Party Hereto,

JPMorgan Chase Bank, N.A.,
as Administrative Agent,

J.P. Morgan Securities Inc.
and
Citigroup Global Markets Inc.,
as Joint Bookrunners and Joint Lead Arrangers,

Citicorp USA, Inc.,
as Syndication Agent,

and

Royal Bank of Canada,
as Documentation Agent

and

Export Development Canada,
as Managing Agent

-i-

-ii-

		Page
Section 8.03.	Increased Cost and Reduced Return	55
Section 8.04.	Taxes	56
Section 8.05.	Base Rate Loans Substituted for Affected Euro-Dollar Loans	58
Section 8.06.	Mitigation Obligations; Replacement of Lenders	59

	ARTICLE IX

	MISCELLANEOUS

Section 9.01.	Notices	59
Section 9.02.	No Waivers	60
Section 9.03.	Expenses; Indemnification	60
Section 9.04.	Sharing of Set-offs	61
Section 9.05.	Amendments and Waivers	62
Section 9.06.	Successors and Assigns	63
Section 9.07.	Collateral	65
Section 9.08.	Governing Law; Submission to Jurisdiction	65
Section 9.09.	Counterparts; Integration; Effectiveness	66
Section 9.10.	WAIVER OF JURY TRIAL	66
Section 9.11.	Confidentiality	66
Section 9.12.	USA PATRIOT Act	67

Schedule 1.01	Existing Funded Debt
Schedule 2.01	Commitments
Schedule 5.09	Existing Liens

EXHIBIT A	— Tranche A Note
EXHIBIT B	— Tranche B Note
EXHIBIT C	— Opinion of Special U.S. Counsel for the Credit Parties
EXHIBIT D	— Opinion of General Counsel-Corporate and Corporate Secretary of NNC
EXHIBIT E-1	— Opinion of Special Canadian Counsel for the Credit Parties
EXHIBIT E-2	— Opinion of Special Quebec Counsel for the Credit Parties
EXHIBIT F	— Assignment and Assumption Agreement
EXHIBIT G	— Form of Perfection Certificate
EXHIBIT H	— Form of Guarantee Agreement
EXHIBIT I	— Form of U.S. Security Agreement
EXHIBIT J	— Form of Canadian Security Agreement

-iii-

     CREDIT AGREEMENT dated as of February 14, 2006 among NORTEL NETWORKS INC., as Borrower, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01.   Definitions. The following terms, as used herein, have the following meanings:
     “1988 Indenture” means the Indenture dated as of November 30, 1988 between NNL and The Bank of New York, as successor to The Toronto-Dominion Bank Trust Company, as trustee, as the same may be amended from time to time.
     “1996 Indenture” means the Indenture dated as of February 15, 1996 among NNCC, as issuer, NNL, as guarantor, and The Bank of New York, as trustee, as the same may be amended from time to time.
     “2001 Indenture” means the Indenture dated as of August 15, 2001 among NNC, as issuer, NNL, as guarantor, and Deutsche Bank Trust Company Americas, as successor to The Bankers Trust Company, as trustee, as the same may be amended from time to time.
     “Adjusted EBITDA” means, with respect to NNC, for any period, the sum, all as determined on a consolidated basis for NNC and its Subsidiaries in accordance with GAAP (without duplication), of:
     (1)   Consolidated Net Income; plus
     (2)   to the extent Consolidated Net Income has been reduced thereby (without duplication):
     (a)   all income taxes and related interest and penalties of NNC and its Subsidiaries paid or accrued (net of any income tax credits or gains) in accordance with GAAP for such period;
     (b)   Consolidated Fixed Charges;
     (c)   any non-cash expenses, charges or losses that decreased Consolidated Net Income during such period;
     (d)   any loss, charge or cost attributable to exit or disposal activities approved by the board of directors of NNC as part of a restructuring plan;
     (e)   any loss, charge or cost attributable to the restatements described in the Disclosure Schedule;

     (f)   any loss, charge or cost attributable to the actual and contemplated transactions with Flextronics described in the Disclosure Schedule; and
     (g)   any loss, charge or cost attributable to the contracts existing on the Effective Date with Bharat Sanchar Nigam Limited described in the Disclosure Schedule but not any expansion option, extension, renewal or replacement thereof; minus
     (3)   any non-cash credits and gains that increased Consolidated Net Income during such period, including any reversal of a charge referred to in clauses (2)(c) or (g) above; minus
     (4)   to the extent Consolidated Net Income has been increased thereby:
     (a)   any gains attributable to reversals prior to the Effective Date of provisions relating to a certain customer bankruptcy settlement during the year ended December 31, 2003 as disclosed in note 4 “Consolidated financial statement details — Cost of revenue” to NNC’s consolidated financial statements contained in NNC’s 2004 Form 10-K; and
     (b)   any credits and gains attributable to the restructuring of customer financing receivables prior to the Effective Date.
Furthermore, the determination of the amount of Adjusted EBITDA for any four full fiscal quarter period (the “Four Quarter Period”) shall be made on a pro forma basis (as reasonably estimated by the Borrower in detail reasonably satisfactory to the Agent) for:
(x)   any asset sale involving the sale of a Subsidiary or line of business by NNC or any of its Subsidiaries, in each case, that accounted for $150,000,000 of NNC’s consolidated revenues for the most recently ended period of four fiscal quarters of NNC for which financial statements are available; and
(y)   any Asset Acquisition by NNC or any of its Subsidiaries which would have accounted for at least $150,000,000 of NNC’s consolidated revenue for the most recently ended period of four fiscal quarters of NNC for which financial statements are available, in each case, occurring (A) following the Effective Date and (B) during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the date of determination, so as to exclude or include, as the case may be, the Borrower’s good faith estimate of any Adjusted EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of such asset sale or Asset Acquisition, as if such asset sale or Asset Acquisition occurred on the first day of the Four Quarter Period.
     “Adjusted LIBO Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.
     “Affiliate” means, as to any Person, (i) any other Person (a “Controlling Person”) that directly, or indirectly through one or more intermediaries, controls such Person or (ii) any Person (other than such Person and its Subsidiaries) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
     “Agreement” means this Credit Agreement and any Annexes, Appendices, Exhibits and Schedules attached hereto, each of which is hereby incorporated in the terms of this Agreement, as amended from time to time.
     “Applicable Margin” means, with respect to any Borrowing consisting of Tranche A Loans or Tranche B Loans, the rate per annum set forth below opposite the applicable tranche of Loans for such type of Borrowing:

	Euro-Dollar Borrowings	Base Rate Borrowings
Tranche A Loans	2.25%	1.25%
Tranche B Loans	3.00%	2.00%
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments and Loans, taken as a single class, represented by such Lender’s Commitments and Loans.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Acquisition” means (1) an investment by NNC or any Subsidiary of NNC in any other Person pursuant to which such Person shall become a Subsidiary of NNC or shall be merged, consolidated or amalgamated with or into NNC or any Subsidiary of NNC, or (2) the acquisition by NNC or any Subsidiary of NNC of the assets of any Person (other than a Subsidiary of NNC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
     “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit F or such other form as may be provided by the Agent from time to time.

     “Attributable Debt” in respect of a Financing Lease means the present value of the obligations of the lessee thereunder for rental payments during the remaining term of such lease.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Borrowing” has the meaning specified in Section 1.03.
     “Base Rate Loan” means a Loan to be made by a Lender as a Base Rate Loan or converted to a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Section 2.09 or Article VIII.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Nortel Networks Inc., a Delaware corporation.
     “Borrowing” has the meaning set forth in Section 1.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Euro-Dollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by NNC or any Subsidiary having employees in Canada.
     “Canadian Credit Parties” means NNC and the Canadian Subsidiary Guarantors.
     “Canadian Custodian” has the meaning set forth in Article VII.
     “Canadian Dollars” means lawful money of Canada.
     “Canadian Hypothec” has the meaning set forth in Article VII.
     “Canadian fondé de pouvoir” has the meaning set forth in Article VII.
     “Canadian Pension Plans” means each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by NNC or any Subsidiary for its employees or former employees.

     “Canadian Security Agreement” means the Canadian Security and Pledge Agreement, dated as of the Closing Date, by and among the Canadian Credit Parties, the Collateral Agent and the other parties named therein in the form of Exhibit J.
     “Canadian Subsidiary” means any Restricted Subsidiary organized under the laws of Canada or any province or territory therein.
     “Canadian Subsidiary Guarantors” means NNL and each other Canadian Subsidiary that becomes a Canadian Subsidiary Guarantor pursuant to Section 5.16.
     “Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means:
     (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and
     (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 8.03(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law, but if not having the force of law, the compliance with which is in accordance with the general practice of Persons to whom such request or directive is addressed) of any Governmental Authority made or issued after the date of this Agreement.
     “Change of Control” means the occurrence of one or more of the following events:
     (1)   any “person,” including its affiliates and associates, other than NNC, any one or more Subsidiaries of NNC or NNC’s or such Subsidiaries’ employee benefit plans, or any “group,” files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the “beneficial owner” of 50% or more of the combined voting power of NNC’s Capital Stock having ordinary power to elect directors, or has the power to, directly or indirectly, elect a majority of the members of NNC’s Board of Directors;

     (2)   NNC (or any successor to NNC in a transaction that does not contravene the terms of Section 5.11) ceases to, directly or indirectly, be the “beneficial owner” of 100% of the voting power of the Common Stock of NNL or the Borrower (or any successor to NNL in a transaction that does not contravene the terms of Section 5.11), except as permitted by the last paragraph of this definition;
     (3)   there shall be consummated any share exchange, consolidation or merger of NNC pursuant to which NNC’s Common Stock would be converted into cash, securities or other property, or NNL or NNC sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of NNL or NNC in which the holders of NNL’s or NNC’s Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger; or
     (4)   NNL, NNC or the Borrower is dissolved or liquidated, except as permitted by the last paragraph of this definition.
For purposes of this “Change of Control” definition:
     (1)   “person” or “group” has the meaning given to it for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;
     (2)   a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the Closing Date; and
     (3)   the number of shares of NNL’s voting stock outstanding will be deemed to include, in addition to all outstanding shares of NNL’s voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the Change of Control determination is being made, all unissued shares deemed to be held by all other persons.
     Notwithstanding the foregoing, any (i) amalgamation, consolidation or merger of NNC with or into NNL (whether directly or indirectly by merger with or into an entity with only nominal assets and liabilities created in anticipation or contemplation of such amalgamation, consolidation or merger), (ii) transfer of assets solely between and among NNC, NNL and any successor entity to NNC or NNL or (iii) liquidation or dissolution of NNL resulting in the transfer of all of the assets of NNL to NNC shall not constitute a Change of Control.
     “Closing Date” means the date on or after the Effective Date on which the conditions set forth in Article III have been satisfied.

     “Collateral” means any and all “Collateral” as defined in any Security Document, and all other property in which the Collateral Agent purportedly acquires a security interest pursuant to any Security Document.
     “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent under the Security Agreement and the other Security Documents, and its successors in such capacity.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment” means, with respect to each Lender, the aggregate of its Tranche A Commitment and Tranche B Commitment.
     “Commitment Termination Date” means the earliest of (i) a date on which any Borrowing has occurred, (ii) the date on which all of the Commitments have been terminated pursuant to Section 2.08 and (iii) February 15, 2006.
     “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common equity interests, whether outstanding on the Effective Date or issued after the Effective Date, and includes, without limitation, all series and classes of such equity interests.
     “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:
     (1)   Consolidated Interest Expense for such period; plus
     (2)   the amount of all dividends on the Existing Preferred Stock paid, declared or accrued during such period.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP) of NNC and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (without duplication).
     “Consolidated Net Income” means for any period, the aggregate net income (or loss) of NNC and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):
     (1)   net after-tax gains or losses classified in NNC’s consolidated statement of operations as gains or losses on the sale of businesses or assets;
     (2)   net after-tax items classified as extraordinary gains or losses;
     (3)   the net after-tax expense resulting from any payment or distribution in connection with the settlement of, or satisfaction of a judgment resulting from, any shareholder litigation or regulatory or law enforcement investigation, in each case, relating to the circumstances described in the Disclosure Schedule;

     (4)   the net income (but not loss) of any Subsidiary (other than any Credit Party) to the extent that (a) the declaration of dividends by such Subsidiary of that income is prohibited by a contract, operation of law (other than as a result of any solvency or minimum capital requirement) or applicable judgment and (b) such net income cannot otherwise be distributed or transferred to NNC;
     (5)   the net income or loss of any Person that is not a Subsidiary of NNC, and any Joint Ventures in which NNC or any Subsidiary is a party, except to the extent of cash dividends or distributions paid to NNC or to a Subsidiary of NNC by such Person;
     (6)   after-tax income or loss attributable to discontinued operations; and
     (7)   the cumulative effect of changes in accounting principles.
     “Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would, in accordance with GAAP, be consolidated with those of NNC in its consolidated financial statements if such statements were prepared as of such date.
     “Credit Enhanced Foreign Subsidiary Debt” means any Funded Debt of a Foreign Subsidiary payable to a financial institution that has (i) sold a participation for cash consideration in the full principal amount of such Funded Debt to NNC or any Subsidiary or (ii) a Lien on or right of set-off against deposits of cash, cash equivalents or investment securities of NNC or any Subsidiary; provided, in the case of clause (ii) above, that the principal amount of such Funded Debt does not exceed the amount of cash, cash equivalents or investment securities so deposited.
     “Credit Parties” means the Borrower and the Guarantors.
     “Debt Rating” means the NNL Corporate Credit Rating, the NNL Corporate Family Rating and any rating by Moody’s or S&P with respect to the Loans or the Guarantees of the Loans.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disbursement Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.
     “Disclosure Schedule” means the written materials delivered by the Borrower to the Lenders on the Effective Date labeled as “Disclosure Schedule.”
     “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an asset sale or Change of Control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an asset sale or Change of Control) on or prior to the final maturity date of the Loans.
     “Dollars” and “$” refer to lawful money of the United States of America.
     “Effective Date” means the date this Agreement becomes effective in accordance with Section 9.09.
     “Equity Interests” means (i) Capital Stock in a Person or (ii) any warrants, options or other rights to acquire such Capital Stock.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Euro-Dollar Borrowing” has the meaning specified in Section 1.03.
     “Euro-Dollar Loan” means a Loan to be made by a Lender as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.
     “Event of Default” means a Tranche A Event of Default or a Tranche B Event of Default.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes (imposed in lieu of net income taxes) imposed on (or measured by) its net income by a taxing jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office in such jurisdiction or having any other connection to such jurisdiction other than a connection arising out of this Agreement or the transactions contemplated hereby, (b) any branch profits taxes or any similar tax imposed by a jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 8.06(b)), any U.S. federal withholding tax to the extent that such tax is imposed on amounts payable to such Non-U.S. Lender as of the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 8.04(e), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 8.04(a).
     “Executive Officer” means any of the Chairman of the Board of Directors, the President and Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller of NNC.
     “Existing NNC Convertible Notes” means the 4.25% Convertible Senior Notes Due 2008 issued by NNC and guaranteed by NNL pursuant to the 2001 Indenture, as the same may be amended from time to time.
     “Existing NNCC 2006 Notes” means the 7.40% Notes due 2006 issued by NNCC and guaranteed by NNL pursuant to the 1996 Indenture, as the same may be amended from time to time.
     “Existing NNCC 2026 Notes” means the 7.875% Notes due 2006 issued by NNCC and guaranteed by NNL pursuant to the 1996 Indenture, as the same may be amended from time to time.
     “Existing NNL 2023 Notes” means the 6.875% Notes due 2023 issued by NNL pursuant to the 1988 Indenture, as the same may be amended from time to time.
     “Existing Notes” means the Existing NNC Convertible Notes, the Existing NNCC 2006 Notes, the Existing NNCC 2026 Notes and the Existing NNL 2023 Notes.
     “Existing Preferred Stock” means NNL’s Redeemable Class A Preferred Shares Series 5, of which approximately 16,000,000 shares are outstanding on the Effective Date (and NNL’s Redeemable Class A Preferred Shares Series 6 into which such shares are convertible), and Non-cumulative Redeemable Class A Preferred Shares Series 7, of which approximately 14,000,000 shares are outstanding on the Effective Date (and NNL’s Redeemable Class A Preferred Shares Series 8 into which such shares are convertible), in each case as the same may be amended from time to time.

     “fair market value” means with respect to any asset, the price that could be obtained on an arm’s-length basis from an unrelated third party for such asset as determined in good faith by NNC (it being understood that any price which is intended to represent fair market value of an asset as determined in accordance with NNC’s policies and relevant tax or regulatory requirements as customarily applied by NNC will be deemed to be on an arms’ length basis).
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “Financing Leases” means sale and leaseback transactions.
     “Foreign Subsidiary” means a Restricted Subsidiary that is not a Canadian Subsidiary or a U.S. Subsidiary.
     “Funded Debt” means with respect to any Person, without duplication:
     (1)   all indebtedness of such Person for borrowed money;
     (2)   all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3)   all Capital Lease Obligations of such Person;
     (4)   all Guarantees of indebtedness of another Person of the type referred to in clauses (1) through (3) above and clause (5) below (each such guarantee to constitute Funded Debt in an amount equal to the maximum amount of such other Person’s Funded Debt guaranteed thereby);
     (5)   all indebtedness of any other Person of the type referred to in clauses (1) through (4) which is secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured; and
     (6)   all Disqualified Capital Stock (including the Existing Preferred Stock) issued by such Person with the amount of Funded Debt thereby being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, if any, but excluding accrued dividends, if any.
     For greater certainty (i) proceeds received in respect of any Receivables Transaction, (ii) obligations in respect of the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature, (iii) guarantees of, and indemnity arrangements with respect to, obligations described in clauses (i) and

(ii) of this paragraph, or (iv) obligations under letters of credit and letters of guarantee issued to support (A) trade or performance obligations or (B) obligations under operating leases will not be considered Funded Debt.
     For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Funded Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock shall be determined in accordance with the definition thereof.
     Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Funded Debt and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Funded Debt. The amount of any Funded Debt outstanding as of any date shall be (i) the accreted value of the Funded Debt, in the case of any Funded Debt issued with original issue discount or (ii) the principal amount or liquidation preference of the Funded Debt, in any other case.
     “Funding Failure” has the meaning specified in Section 5.02.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by NNC’s independent public accountants) with the most recent audited consolidated financial statements of NNC and its Consolidated Subsidiaries delivered to the Agent. It is understood that the application of GAAP to the operation of the covenants in Article V is subject to Section 1.02.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Group of Loans” means at any time a group of Loans consisting of (i) all Loans of the same tranche which are Base Rate Loans at such time or (ii) all Loans of the same tranche which are Euro-Dollar Loans having the same Interest Period at such time.
     “Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantee Agreement” means the guarantee agreement, substantially in the form of Exhibit H hereto among NNC, the Subsidiary Guarantors and the Agent.
     “Guarantors” means NNC and the Subsidiary Guarantors.
     “Hedging Agreement” means (a) any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement, and (b) any hedging agreement in respect of NNC’s common stock entered into in order to hedge NNC’s or NNL’s exposure under its stock option plans or other benefit plans for employees, directors or consultants of NNC, NNL and their Subsidiaries.
     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” has the meaning specified in Section 9.03(b).
     “Interest Period” means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or Notice of Interest Rate Election and ending one or three months thereafter, as the Borrower may elect in the applicable notice; provided that:
     (a)   any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b)   any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and
     (c)   any Interest Period beginning prior to the Maturity Date which would otherwise end after the Maturity Date shall end on the Maturity Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Joint Venture” means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by NNC or any Restricted Subsidiary with one or more Persons in order to conduct a common venture or enterprise with such Person(s); provided that no Subsidiary shall be considered to be a Joint Venture.

     “Lenders” means the Persons listed on the signature page hereto as Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any Financing Lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “LIBO Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Euro-Dollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Loan” means a Tranche A Loan or a Tranche B Loan and “Loans” means Tranche A Loans or Tranche B Loans or any combination of the foregoing.
     “Loan Documents” means this Agreement, the Notes, the Guarantee Agreement and the Security Documents.
     “Managed Service Contract Liens” means any Lien in favor of a customer of NNC or any Subsidiary and/or a third party financing company relating to equipment owned by NNC or any Subsidiary that is (i) used by such customer in the conduct of its business and (ii) managed by NNC or any Subsidiary under a managed services or hosting services contract between Nortel, such customer and/or such third party financing company.
     “Material Adverse Effect” means a material adverse effect on the business, properties, senior management, financial condition, stockholders’ equity or results of operations of NNC and its Subsidiaries, taken as a whole. It is understood that a change in Debt Rating shall not, in itself, constitute a Material Adverse Effect.
     “Material Debt” means Funded Debt (other than obligations in respect of the Loans), or obligations in respect of one or more Hedging Agreements, of the Borrower, NNC and/or one or more of its Restricted Subsidiaries in an individual principal amount of at least $10,000,000 and which in aggregate principal amount exceeds $100,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower, NNC and/or one or more of its Restricted Subsidiaries in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting provisions or agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” means February 15, 2007, or, if such day is not a Business Day, the next preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means:
     (i)   with respect to any Prepayment Event of the type specified in clause (A) of the definition thereof, the cash proceeds received by NNC, the Borrower or any Restricted Subsidiary as a result of any Prepayment Event, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith;
     (ii)   with respect to any Prepayment Event of the type specified in clause (B) of the definition thereof, the principal amount of Funded Debt incurred by NNC or the applicable Restricted Subsidiary, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith;
     (iii)   with respect to any Prepayment Event of the type specified in clause (C) of the definition thereof, the excess, if any, of (i) the fair market value of all consideration received by a Credit Party in connection with such Specified Asset Sale (other than Restricted Assets) over (ii) the sum of (A) the principal amount and premium, if any, of any indebtedness that is secured by a Lien permitted by Section 5.09 (other than any Lien created by the Security Documents) that is required to be repaid in connection with such Specified Asset Sale, (B) the out-of-pocket expenses incurred by the applicable Credit Party in connection with such Specified Asset Sale, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by such Credit Party after such Specified Asset Sale;
     (iv)   with respect to any Prepayment Event of the type described in clause (D) of the definition thereof, the fair market value of the Restricted Assets so transferred (whether or not any amounts received by the Credit Parties in connection therewith is in the form of cash), net of the amount of liabilities secured by a Lien on the Restricted Assets so transferred which are (x) transferred to or assumed by any Non-Credit Party Subsidiary or Joint Venture in connection therewith, but only to the extent that there has been a novation of such Credit Party’s obligations with respect to such liabilities or (y) required to be repaid in connection therewith.
     “Net Transferred Amount” shall mean the excess, if any, of (A) the excess of (i) the fair market value of all Restricted Assets sold, transferred or otherwise disposed of by any Credit Party to any Non-Credit Party Subsidiary or Joint Venture (other than pursuant to clauses (1), (2), (3) or (4) of the definition of Permitted Asset Transfer) subsequent to September 30, 2005 over (ii) the stated amount of any liabilities which are secured by a Lien on such Restricted Assets which are transferred to or assumed by any Non-Credit Party Subsidiary or Joint Venture in connection therewith, but only to the extent that there has been a novation of such Credit Party’s obligations with respect to such liabilities over (B) the excess of (i) the aggregate fair market value of all Restricted Assets sold, transferred or otherwise disposed of by any Joint Venture or Non-Credit Party to any Credit Party subsequent to September 30, 2005 over (ii) the stated amount of any liabilities which are secured by a Lien on such Restricted Assets which are transferred to or assumed by any Credit Party in connection therewith.
     “NGSH” means Nortel Government Solutions Holdings Corporation, a Delaware corporation, and its successors.
     “NNC” means Nortel Networks Corporation, a Canadian corporation, and its successors.
     “NNC’s 2004 Form 10-K” means NNC’s annual report on Form 10-K for the year ended December 31, 2004, as filed with the Commission pursuant to the Exchange Act.
     “NNC’s 2005 Q3 Form 10-Q” means NNC’s quarterly report on Form 10-Q for the period ended September 30, 2005, as filed with the Commission pursuant to the Exchange Act.
     “NNCC” means Nortel Networks Capital Corporation, a Delaware corporation, and its successors.
     “NNL” means Nortel Networks Limited, a Canadian corporation, and its successors.
     “NNL Corporate Credit Rating” means the credit rating applied by S&P to NNL’s outstanding senior long-term debt.
     “NNL Corporate Family Rating” means the credit rating applied by Moody’s to NNL’s outstanding senior long-term debt.
     “Non-Credit Party Subsidiary” means any Subsidiary of NNC that is not a Credit Party.
     “Non-U.S. Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United

States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Notes” means the Tranche A Notes and the Tranche B Notes, and “Note” means any one of such Tranche A Notes or Tranche B Notes issued hereunder.
     “Notice of Borrowing” has the meaning set forth in Section 2.02.
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.09(a).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “PPSA” means an applicable personal property security legislation in each province and territory of Canada.
     “Participant” has the meaning set forth in Section 9.06(c).
     “Perfection Certificate” means, collectively, certificates in the form of Exhibit G to each of the agreements referred to in the definition of “Security Agreement” or any other form approved by the Collateral Agent.
     “Permitted Asset Transfer” shall mean:
     (1)   any sale, transfer or other disposition of equipment or inventory in the ordinary course of business on terms determined in accordance with NNC’s policies and relevant tax or regulatory requirements as customarily applied by NNC and its Subsidiaries to such transfers;
     (2)   non-exclusive licenses of intellectual property or technology;
     (3)   exclusive licenses of intellectual property or technology granted by NNL in the ordinary course of its business to its direct or indirect Subsidiaries for use solely within their respective regions;
     (4)   any other contemplated sale, transfer or other disposition of a Restricted Asset described in the Disclosure Schedule; and
     (5)   any other sale, transfer or disposition of a Restricted Asset, provided that, after giving effect thereto, the Net Transferred Amount does not exceed $250,000,000.
     “Permitted Capital Stock” means, without duplication, each of the following:
     (a)   the issuance or sale of Capital Stock of NNC to the Borrower or any Subsidiary;

     (b)   the issuance or sale of Capital Stock of NNC (or any warrants, rights or options to purchase or acquire shares of any such Capital Stock or securities convertible into Capital Stock of NNC) to current or former employees, directors, consultants or contractors of NNC or any Subsidiary (or permitted transferees of such current or former employees, directors, consultants or contractors), in their capacities as such, pursuant to the terms of the agreements (including employment or severance agreements) or plans (or amendments thereto) under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock;
     (c)   the issuance of any rights to purchase shares of Common Stock of NNC outstanding from time to time under the amended and restated shareholder rights plan agreement between NNC and Computershare Trust Company of Canada, as rights agent, dated as of February 14, 2003, as the same may be further amended and restated from time to time, in accordance with the terms thereof;
     (d)   the issuance of Capital Stock of NNC to the holders of Existing NNC Convertible Notes upon conversion of such Existing NNC Convertible Notes in accordance with the terms thereof;
     (e)   any issuance or distribution of Capital Stock in connection with the settlement of, or satisfaction of a judgment resulting from, any shareholder litigation or regulatory or enforcement proceeding; and
     (f)   any issuance of Capital Stock of NNC (i) as a portion of the consideration for any acquisition or other investment or (ii) for which NNC and its Subsidiaries receive no Net Cash Proceeds.
     “Permitted Financing Leases” means Financing Leases consisting of (a) temporary leases for a term, including any renewal thereof, of no more than three years and (b) leases for properties executed within 365 days of the latest of acquisition, completion of construction and commencement of commercial operation thereof.
     “Permitted Funded Debt” means, without duplication, each of the following:
     (a)   Funded Debt of NNC and/or any Subsidiary outstanding on the Effective Date (other than the Loans and any Existing Notes) and listed on Schedule 1.01;
     (b)   Funded Debt of NNC and/or any Subsidiary to NNC, the Borrower and/or any Restricted Subsidiary;
     (c)   Qualified Subordinated Debt of NNC and/or any Restricted Subsidiary owing to any Joint Venture in which NNC or such Subsidiary has a minority holding;
     (d)   any guarantee of Funded Debt of NNC or a Restricted Subsidiary by NNC or any Subsidiary so long as the incurrence of such Funded Debt would otherwise be permitted or is otherwise not restricted under this Agreement;

     (e)   Funded Debt of NNC or any Subsidiary for which NNC and its Subsidiaries receive Net Cash Proceeds not in excess of $50,000,000, including, without limitation, any such issuance (i) that finances any acquisition or other investment or (ii) for which NNC and its Subsidiaries receive no Net Cash Proceeds;
     (f)   Refinancing Funded Debt;
     (g)   any Credit Enhanced Foreign Subsidiary Debt and any Funded Debt arising out of the deposit of cash or cash equivalents to secure any Credit Enhanced Foreign Subsidiary Debt;
     (h)   additional Funded Debt of any Foreign Subsidiary of NNC under any working capital facilities in an aggregate outstanding principal amount not to exceed $250,000,000 at any time outstanding;
     (i)   any other Funded Debt of any Foreign Subsidiary; provided that the aggregate outstanding principal amount of Funded Debt issued or assumed pursuant to this clause (i) by any individual Foreign Subsidiary would not, after giving effect to the relevant transaction, exceed $5,000,000; and
     (j)   Funded Debt incurred to finance the acquisition, improvement or construction of assets that is secured by a Purchase Money Mortgage on the assets so acquired, improved or constructed.
     “Permitted Liens” means:
     (a)   Liens imposed by law for taxes, assessments, governmental charges or levies (and related interest and penalties), in each case that are not yet delinquent or in default or are being contested in good faith by appropriate proceeding;
     (b)   carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceeding;
     (c)   pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d)   Liens in favor of the United States of America or any State thereof, Canada or any Province or territory thereof, or any department, agency or instrumentality or political subdivision thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings or relating to the development, restoration, demolition or remediation of property);
     (e)   easements, zoning restrictions, rights-of-way, servitudes and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of NNC or any Subsidiary;
     (f)   Liens of a bank, broker or securities intermediary on whose records a deposit account or a securities account of NNC or any Subsidiary is maintained securing the payment of customary fees and commissions to the bank, broker or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid and other unexercised bankers’ Liens;
     (g)   Liens of any third party logistics providers on inventory or equipment in transit;
     (h)   Liens of any customer, contract manufacturer, component level producer, contract research and development lab, Joint Venture or any co-investor in such a Joint Venture, in each case, on any equipment, inventory or software (or intellectual property rights related thereto) of NNC or any Subsidiary that is on the premises of such Person in the ordinary course of business of NNC, any Subsidiary or such other Person;
     (i)   Liens on any property of NNC or any Subsidiary under any purchase agreement or similar document, pursuant to which a third-party has agreed to acquire such property from NNC or its Subsidiaries, to secure representations, warranties and indemnities thereunder;
     (j)   judgment liens, and Liens securing appeal bonds (or letters of credit or other similar instruments issued in support of or in lieu of appeal bonds) in respect of judgments, in each case, that do not constitute an Event of Default;
     (k)   any interest or title of a lessor or sublessor of any lease of real estate;
     (l)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property;
     (m)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties;
     (n)   any license of a patent, trademark or other intellectual property rights granted by NNC or any Subsidiary; provided such license does not contravene this Agreement; and
     (o)   Liens securing obligations in an aggregate amount which shall not at any time exceed $25,000,000.

     “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which NNC or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.
     “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
     “Prepayment Event” means (A) the issuance or incurrence by NNC or any of its Restricted Subsidiaries of any Qualified Capital Stock other than Permitted Capital Stock, (B) the issuance or incurrence by NNC or any of its Restricted Subsidiaries of any Funded Debt other than Permitted Funded Debt, (C) the consummation by any Credit Party of any Specified Asset Sale and (D) a transfer of any Restricted Assets of a Credit Party to a Non-Credit Party Subsidiary or Joint Venture that is not permitted by Section 5.15(a).
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect for dollars at its principal office in New York City.
     “Purchase Money Mortgage” means, with respect to NNC or any Restricted Subsidiary, (i) a mortgage on or security interest in property existing at the time of acquisition thereof by such Person and not incurred in contemplation of such acquisition and (ii) any mortgage on or security interest in any property acquired, constructed or improved by such Person incurred after the date hereof which is related solely to, and is created or assumed contemporaneously with, or within 180 days after, such acquisition, or completion of such construction or improvement, to secure or provide for the payment of the purchase price thereof or the cost of construction or improvement thereon incurred after the date hereof (including the cost of any underlying real property); provided that in the case of any such acquisition, construction or improvement, the mortgage or security interest shall not apply to any after acquired property of such Person (other than improvements thereon and fixtures) or to any property previously owned by such Person other than, in the case of any such construction or improvement, any real property, theretofore substantially unimproved for the purposes of such Person, on which the property so constructed, or the improvement, is located and other than a fixture on the real property on which the property so constructed, or the improvement, is located; and provided further that the amount secured by the mortgage or security interest shall not exceed the purchase price thereof or the cost of construction or improvement thereon plus reasonable fees and expenses with respect thereto.

     “Qualified Capital Stock” means any Capital Stock of NNC that is not Disqualified Capital Stock.
     “Qualified Receivables Transaction” means any Receivables Transaction designated as such by the Borrower; provided that the aggregate outstanding amount of advances in respect of receivables transferred by the Credit Parties pursuant to all Qualified Receivables Transactions which have not been collected by the applicable Person or Securitization Subsidiary to which such receivables were transferred shall not exceed $100,000,000 at any time outstanding.
     “Qualified Subordinated Debt” means Funded Debt of NNC or any of its Restricted Subsidiaries that is subordinated to the prior payment in full of the obligations of the Credit Parties under the Loan Documents following an Event of Default and which does not permit the repayment of such Funded Debt by NNC or such Restricted Subsidiaries during the continuance of an Event of Default.
     “Quebec Hypothec” has the meaning set forth in subparagraph (f) of Article III.
     “Receivables Transaction” means any financing transaction in which NNC, the Borrower or a Restricted Subsidiary transfers receivables and related assets to either (x) a Person other than NNC or a Subsidiary for cash or (y) a Securitization Subsidiary in a transaction where (i) such transfer is in exchange for an equity interest or intercompany obligation of such Securitization Subsidiary, (ii) such Securitization Subsidiary may but shall not be required to pledge its assets to secure advances from a third party, (iii) such third party advances amounts to such Securitization Subsidiary in anticipation of collection of the receivables held by such Securitization Subsidiary and (iv) any amounts collected in respect of such receivables in excess of the amount of advances to such Securitization Subsidiary from such third party are retained by such Securitization Subsidiary or distributed to NNC or a Restricted Subsidiary.
     “Refinance” means, in respect of any security or Funded Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or any Funded Debt in exchange or replacement for, such security or Funded Debt in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Funded Debt” means any Refinancing by NNC or any Subsidiary of Permitted Funded Debt (other than any Funded Debt described in (b), (c), (d), (g), (h), (i) or (j) of the definition of Permitted Funded Debt), in each case that does not:
     (1)   result in an increase in the aggregate principal amount of Funded Debt of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Funded Debt and plus the amount of reasonable expenses incurred by NNC or any Subsidiary in connection with such Refinancing); or
     (2)   create Funded Debt with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Funded Debt being Refinanced;

or (b) a final maturity earlier than the final maturity of the Funded Debt being Refinanced.
     “Register” has the meaning specified in Section 9.06(b).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans.
     “Required Tranche A Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Tranche A Commitments or, if the Tranche A Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Tranche A Loans.
     “Required Tranche B Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Tranche B Commitments or, if the Tranche B Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Tranche B Loans.
     “Restricted Assets” shall mean any asset used or useful in the business of NNC or its Restricted Subsidiaries other than (i) cash and cash equivalents, (ii) assets (other than intellectual property) that would be shown as intangible assets in NNC’s consolidated balance sheet, (iii) Funded Debt, accounts payable or Equity Interests, in each case, issued by a Non-Credit Party Subsidiary, Joint Venture or other Person that is not a Subsidiary and (iv) with respect to any transfer between a Credit Party and a Non-Credit Party Subsidiary, Funded Debt or accounts payable issued by a Credit Party.
     “Restricted Payment” shall have the meaning specified in Section 5.12.
     “Restricted Subsidiary” means any Subsidiary of NNC other than (i) the Borrower, (ii) NGSH and any direct or indirect Subsidiary of NGSH, (iii) for so long as it is a tax exempt organization under Section 501(3) of the Internal Revenue Code, Nortel LearnIT, a Delaware corporation and (iv) any Securitization Subsidiary.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Secured Obligations” has the meaning specified in Section 1 of the Security Agreement.

     “Secured Parties” has the meaning specified in Section 1 of the Security Agreement.
     “Securitization Subsidiary” means any Subsidiary of NNC created solely for the purpose of engaging only in activities reasonably related to or in connection with Receivables Transactions and for which neither NNC nor any of its other Subsidiaries provides credit support.
     “Security Agreement” means, collectively, the U.S. Security Agreement, the Canadian Security Agreement and the Quebec Hypothec.
     “Security Documents” means the Security Agreement and each other security agreement, instrument or document executed and delivered pursuant to the Security Agreement or Section 5.17 to secure any of the Secured Obligations.
     “Specified Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (or series of related transfers) for value by any Credit Party to any Person other than another Credit Party of:
     (i)   any Capital Stock of any Restricted Subsidiary (other than (x) directors’ qualifying shares, (y) shares required by applicable law to be held by a Person other than a Credit Party and (z) shares of any Foreign Subsidiary); or
     (ii)   any other property or assets (other than (x) cash or cash equivalents or (y) property listed in the Disclosure Schedule) of any Credit Party other than in the ordinary course of business;
in each case, which results in the receipt by the Credit Parties of Net Cash Proceeds of at least $5,000,000; provided, however, that “Specified Asset Sale” shall not include any such sale or disposition until the aggregate fair market value of all property disposed of by the Credit Parties in all such transactions (excluding any transaction which is excluded from the definition of “Specified Asset Sale” by the following proviso) exceeds $250,000,000; provided, further, that “Specified Asset Sale” shall not include: (a) any Restricted Payment permitted by Section 5.12; (b) any transfer of assets to a Non-Credit Party Subsidiary or Joint Venture that does not contravene Section 5.15; (c) a disposition of inventory, equipment or other property that is no longer useful in the conduct of the business of a Credit Party, in each case, in the ordinary course of business; (d) the disposition by a Credit Party for less than the face value thereof of notes or accounts receivable arising in the ordinary course of business that are overdue, but only in connection with the compromise or collection thereof; (e) easements or other similar covenant agreements that relate to and/or benefit the operation of the property of a Credit Party, do not materially or adversely affect the use and operation of the same and are granted in the ordinary course of business within reasonable commercial standards; (f) with respect to intellectual property, non-exclusive assignments or licenses or abandonments of such intellectual property, in each case, in the ordinary course of business; and (g) sales and dispositions constituting Qualified Receivables Transactions.

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Euro-Dollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of NNC.
     “Subsidiary Guarantors” means, collectively, the U.S. Subsidiary Guarantors and the Canadian Subsidiary Guarantors.
     “Synthetic Purchase Agreement” means any derivative or similar agreement pursuant to which NNC or any of its Subsidiaries is or may become obligated to make any payment the amount of which is determined by reference to the price or value at any time of any Capital Stock of NNC; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers, employees, consultants or contractors of NNC or any Subsidiary of NNC (or to their heirs or estates or successors or assigns) shall be deemed to be a Synthetic Purchase Agreement.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Tranche A Borrowing” has the meaning specified in Section 1.03.
     “Tranche A Commitment” means, with respect to each Lender, the amount designated as its “Tranche A Commitment” opposite the name of such Lender on Schedule 2.01, as such amount may be reduced from time to time pursuant to Section 2.08.
     “Tranche A Event of Default” has the meaning specified in Section 6.01.
     “Tranche A Loan” means a Loan advanced pursuant to Section 2.01(a).
     “Tranche A Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, as it may be amended, supplemented or otherwise modified from time to time, and “Tranche A Note” means any of such promissory notes issued hereunder.
     “Tranche B Borrowing” has the meaning specified in Section 1.03.

     “Tranche B Commitment” means, with respect to each Lender, the amount designated as its “Tranche B Commitment” opposite the name of such Lender on Schedule 2.01, as such amount may be reduced from time to time pursuant to Section 2.08.
     “Tranche B Documents” means this Agreement (other than Section 5.13, Section 5.15 (including any related Prepayment Event), Section 5.17, Section 6.01, any Prepayment Event arising from a Specified Asset Sale or any provision of this Agreement which relates to any representation, warranty or covenant relating to the Collateral or the Security Documents) and the Guarantee Agreement.
     “Tranche B Event of Default” has the meaning specified in Section 6.02.
     “Tranche B Loan” means a Loan advanced pursuant to Section 2.01(b).
     “Tranche B Notes” means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified from time to time, and “Tranche B Note” means any of such promissory notes issued hereunder.
     “Transaction Liens” means the Liens on Collateral granted by the Credit Parties under the Security Documents.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
     “Unrestricted Cash” means, at any time, the excess of (x) the amount that would, in accordance with GAAP, be reflected on a consolidated balance sheet of NNC as “Cash and cash equivalents” as of such time other than any such amount that would be classified as “Restricted Cash” (as determined in accordance with GAAP) over (y) to the extent not otherwise reflected as a reduction of the amount determined in accordance with clause (x), the amount of cash and cash equivalents of NNC and its Consolidated Subsidiaries (other than any cash or cash equivalents pledged under the Security Documents) which have been deposited as security for any obligations under a pledge agreement that prohibits NNC or such Consolidated Subsidiaries from withdrawing such cash or cash equivalents at such time.
     “U.S. Credit Party” means each of the Borrower and each U.S. Subsidiary Guarantor.
     “U.S. Security Agreement” means the U.S. Security and Pledge Agreement, dated as of the Closing Date, by and among the U.S. Credit Parties, the Collateral Agent and the other parties named therein, in the form of Exhibit I.

     “U.S. Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state therein.
     “U.S. Subsidiary Guarantors” means each U.S. Subsidiary that becomes a U.S. Subsidiary Guarantor pursuant to Section 5.16.
     “Weighted Average Life to Maturity” means, when applied to any Funded Debt at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Funded Debt into (b) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.02.   Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by NNC’s independent public accountants) with the most recent audited consolidated financial statements of NNC and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in such generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect in the United States immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     Section 1.03.   Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article II on a single date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the tranche of Loans comprising such Borrowing (e.g., a “Tranche A Borrowing” is a Borrowing comprised of Tranche A Loans, and a “Tranche B Borrowing” is a Borrowing comprised of Tranche B Loans) or by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans and a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans).

ARTICLE II

THE CREDITS
     Section 2.01.   Commitments to Lend.
     (a)   Tranche A Loans. During the Disbursement Period, each Lender with a Tranche A Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make a Tranche A Loan to the Borrower pursuant to this subsection (a) in an amount up to such Lender’s Tranche A Commitment. The Borrower may make only one Tranche A Borrowing pursuant to this subsection (a). Such Tranche A Borrowing shall be made from the several Lenders ratably in proportion to their respective Tranche A Commitments. Any amount borrowed under this subsection (a) and subsequently repaid or prepaid may not be reborrowed. Unless previously borrowed under this subsection (a), the Tranche A Commitments shall terminate at the close of business on the Commitment Termination Date.
     (b)   Tranche B Loans. During the Disbursement Period, each Lender with a Tranche B Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make a Tranche B Loan to the Borrower pursuant to this subsection (b) in an amount up to such Lender’s Tranche B Commitment. The Borrower may make only one Tranche B Borrowing pursuant to this subsection (b). Such Tranche B Borrowing shall be made from the several Lenders ratably in proportion to their respective Tranche B Commitments, shall be made on the same date as the Tranche A Borrowing; provided that no Tranche B Borrowing shall be made on any date unless Tranche A Loans have been made in an amount equal to the full amount of the Tranche A Commitments on such date. Any amount borrowed under this subsection (b) and subsequently repaid or prepaid may not be reborrowed. Unless previously borrowed under this subsection (b), the Tranche B Commitments shall terminate at the close of business on the Commitment Termination Date.
     Section 2.02.   Notice of Borrowing. The Borrower shall give the Agent notice (a “Notice of Borrowing”) not later than (a) 11:00 A.M. (New York time) one day prior to the Borrowing, in the case of Base Rate Borrowings and (b) 1:00 P.M. (New York time) on the third Business Day before a Borrowing (or, in the case of the Borrowings to be made on the Closing Date, two Business Days before such Borrowings), in the case of Euro-Dollar Borrowings, specifying:
     (i)   the date of such Borrowing, which shall be a Business Day;
     (ii)   the aggregate amount of such Borrowing;
     (iii)   whether the Loans comprising such Borrowing bear interest initially at the Base Rate or by reference to the Adjusted LIBO Rate; and
     (iv)   in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Notwithstanding the foregoing, at no time shall there be more than five (5) Interest Periods applicable to all outstanding Euro-Dollar Loans.
     Section 2.03.   Notice to Lenders; Funding of Loans.
     (a)   Promptly upon receipt of a Notice of Borrowing submitted in accordance with the terms of this Agreement, the Agent shall notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and (except as provided in Section 8.01) such Notice of Borrowing shall not thereafter be revocable by the Borrower.
     (b)   Not later than 10:00 A.M. (New York time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing, in funds in U.S. Dollars immediately available in New York to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, when each Lender has funded the amount required to be funded by it to the Agent, the Agent will promptly make the funds so received from the Lenders available to the Borrower in like funds, by crediting an account of the Borrower designated by the Borrower in the Notice of Borrowing.
     (c)   Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent promptly on demand (and in any event within three Business Days) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
     Section 2.04.   Repayment of Loans; Evidence of Debt.
     (a)   The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Lender holding Tranche A Loans the then unpaid principal amount of each Tranche A Loan on the Maturity Date, and (ii) to the Agent for the account of each Lender holding Tranche B Loans the then unpaid principal amount of each Tranche B Loan on the Maturity Date.
     (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c)   The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the tranche and type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d)   The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e)   Any Lender may request that Tranche A Loans made by it be evidenced by a Tranche A Note and any Lender may request that Tranche B Loans made by it be evidenced by a Tranche B Note. In the event that any Lender requests a Note be issued to represent its Loans, the Borrower shall promptly prepare, execute and deliver to such Lender a Note. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
     Section 2.05.   Maturity of Loans. Each Loan included in any Borrowing made pursuant to Section 2.01(a) or (b) shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Maturity Date.
     Section 2.06.   Interest Rates.
     (a)   Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due (or prepaid), at a rate per annum equal to the Base Rate for such day plus the Applicable Margin for Base Rate Loans of such tranche. Such interest shall be payable quarterly in arrears on the last day of each quarter and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date of such conversion.
     (b)   Each Euro-Dollar Loan of any tranche shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto (or portion of the Interest Period, in the case of a prepayment made on a date other than the last day of an Interest Period), at a rate per annum equal to the sum of (X) the Adjusted LIBO Rate applicable to such Interest Period plus (Y) the Applicable Margin for Euro-Dollar Loans of such tranche. Such interest shall be payable for each Interest Period on the last day thereof.
     (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subparagraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans of the applicable tranche as provided in subsection (a) of this Section 2.06.
     (d)   The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
     Section 2.07.   Fees. The Borrower shall pay to the Agent for the Agent’s account the administrative fee separately agreed to by the Borrower and the Agent.
     Section 2.08.   Termination or Reduction of Commitments. During the Disbursement Period, the Borrower may, upon at least three Business Days’ notice to the Agent, (i) terminate the Commitments at any time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or a larger multiple of $5,000,000, the aggregate amount of the Commitments.
     Section 2.09.   Method of Electing Interest Rates.
     (a)   The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows: (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Base Rate Loans to Euro-Dollar Loans as of any Business Day, or (ii) if such Loans are Euro-Dollar Loans, the Bor rower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Euro-Dollar Loans. Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent at least three Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $5,000,000 and (iii) at no time shall there be more than five (5) Interest Periods in effect for all Euro-Dollar Loans.
     (b)   Each Notice of Interest Rate Election shall specify: (i) the Group of Loans (or portion thereof) to which such notice applies; (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above; (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period. Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c)   Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election with respect to any Group of Euro-Dollar Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Tranche A Lenders (in the case of the Tranche A Loans) or the Required Tranche B Lenders (in the case of the Tranche B Loans), so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Loans under the applicable tranche may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing under the applicable tranche shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
     Section 2.10.   Prepayments.
     (a)   The Borrower may, upon at least one Business Day’s notice to the Agent, prepay any Group of Base Rate Loans or, subject to Section 2.12, upon at least three Business Days’ notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $5,000,000, as the case may be, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.
     (b)   Within three Business Days after any Net Cash Proceeds are received by or on behalf of NNC, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall ratably prepay the Loans in an aggregate principal amount equal to such Net Cash Proceeds in accordance with subsection (e) below.
     (c)   The Borrower shall notify the Agent of any prepayment pursuant to subsection (b) above of any Borrowing hereunder (i) in the case of Base Rate Loans, not later than 1:00 p.m. (New York time), one Business Day before the date of prepayment and (ii) in the case of Euro-Dollar Loans, not later than 1:00 p.m. (New York time), three Business Days before the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of Loans to be prepaid and a reasonably detailed calculation of the amount of such prepayment.
     (d)   Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided, that any notice of a prepayment of all then outstanding Loans may be conditioned upon the consummation of a contemplated issuance or incurrence of Funded Debt or Qualified Capital Stock or the consummation of any Specified Asset Sale or transfer of Restricted Assets, in each case, by NNC or its Subsidiaries.
     (e)   Any prepayment pursuant to this Section 2.10 arising from a Prepayment Event of the type described in clauses (A) or (B) of the definition thereof shall be applied ratably to all Loans in proportion to the outstanding amount thereof. Any prepayment pursuant to sub-

section (b) above relating to a Prepayment Event of the type described in clauses (C) or (D) of the definition thereof shall be applied ratably to all Tranche A Loans.
     Section 2.11.   General Provisions as to Payments; Pro Rata Treatment.
     (a)   Each Borrowing shall be repaid or prepaid in Dollars and interest payable thereon shall be paid in Dollars.
     (b)   The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 P.M. (New York time) on the date when due, in funds immediately available in New York, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     (c)   Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Base Rate.
     (d)   If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal and interest then due hereunder, such funds (other than any funds received on account of the Collateral, which shall be applied as set forth in the Security Agreement) shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     Section 2.12.   Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.03(a) or 2.10(a) (except as a result of a default by the Agent or any Lender in observing the terms of this Agreement), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense directly incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding consequential and incidental damages, any administrative expenses and loss of margin or loss of anticipated profits for the period after any such payment or failure to borrow or prepay; provided that such Lender (x) shall have delivered to the Borrower a certificate as to the amount of such loss or expense and a reasonably detailed calculation of such amount, and (y) shall use all reasonable efforts to mitigate the amount payable by the Borrower under this Section 2.12.
     Section 2.13.   Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.14.   Interest Act Equivalency. For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest is equivalent (other than the interest rate on Base Rate Loans determined by reference to the Prime Rate), may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days in the calendar year in which the period for which such interest payable occurs and the denominator of which is 360.
ARTICLE III

CONDITIONS
     The obligations of the Lenders to make Loans pursuant to Section 2.01 are subject to the satisfaction of the following conditions on or prior to February 15, 2006:
     (a)   the Agent shall have received a duly executed Tranche A Note of the Borrower for the account of each Lender with a Tranche A Commitment that has requested a Tranche A Note at least two Business Days prior to the Closing Date and a duly executed Tranche B Note for the account of each Lender with a Tranche B Commitment that has requested a Tranche B Note at least two Business Days prior to the Closing Date, each dated the Closing Date and complying with the provisions of Section 2.04;
     (b)   the Agent shall have received a duly executed Guarantee Agreement, dated the Closing Date;
     (c)   the Agent shall have received a duly executed U.S. Security Agreement, dated the Closing Date;
     (d)   the Agent shall have received a duly executed Canadian Security Agreement dated the Closing Date;
     (e)   The Collateral Agent shall have received (i) a duly completed Perfection Certificate for the Borrower, (ii) a duly executed Patent Security Agreement and Trademark Security Agreement of the Borrower, each as defined in and to the extent required by the U.S. Security Agreement, (iii) certificates or other instruments representing Equity Interests and all other Pledged Securities (as defined in the U.S. Security Agreement) held by any U.S. Credit Party as of the Closing Date, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required by the U.S. Security Agreement, and (iv) a UCC-1 financing statement in appropriate form for filing in the jurisdiction of incorporation of the Borrower.
     (f)   the Collateral Agent shall have received (i) a duly completed Perfection Certificate for NNC and NNL, (ii) duly executed Patent Security Agreements and Trademark Security Agreements, each as defined in and to the extent required by the Canadian Security Agreement, of the Canadian Credit Parties, (iii) certificates or other instruments representing Equity Interests and all other Pledged Securities (as defined in the Canadian Security Agreement) held by any Canadian Credit Party as of the Closing Date, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required by the Canadian Security Agreement, (iv) with respect to all moveable property of the Canadian Credit Parties located in Quebec, a duly executed deed of hypothec, bond, delivery order, bond pledge agreement and receipt (collectively the “Quebec Hypothec”) substantially in the form contemplated by the Canadian Security Agreement, and (v) all PPSA financing statements requested by the Collateral Agent to perfect its security interests in the Collateral purported to be granted under the Security Agreement.
     (g)   the Collateral Agent shall have received such closing documents with respect to the Credit Parties (including secretary’s certificates, certificates of good standing and insurance certificates complying with Section 5.07(b)) as it shall have reasonably requested;
     (h)   the Agent shall have received an opinion of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel for the Credit Parties, substantially in the form of Exhibit C hereto;
     (i)   the Agent shall have received an opinion of Gordon A. Davies, General Counsel-Corporate and Corporate Secretary of NNC, substantially in the form of Exhibit D hereto;
     (j)   the Agent shall have received an opinion of Ogilvy Renault LLP, as (x) special Canadian counsel for the Credit Parties (other than with respect to matters relating to the laws of Quebec), substantially in the form of Exhibit E-1 hereto and (y) special Quebec counsel for the Credit Parties substantially in the form of Exhibit E-2;
     (k)   the Agent shall have received a duly completed Notice of Borrowing complying with Section 2.02; and
     (l)   the Agent shall have received an officer’s certificate of NNC to the effect that:

(i)	immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(ii)	the representations and warranties of the Credit Parties contained in the Loan Documents shall be true in all material respects on and as of the date of such Borrowing; and

(iii)	since September 30, 2005, except as set forth in the Disclosure Schedule, there has been no Material Adverse Effect.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants that:
     Section 4.01.   Corporate Existence and Power. Each Credit Party is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the absence of which would have a Material Adverse Effect or a material adverse effect on the ability of such Credit Party to perform its obligations under the Loan Documents or on the rights and remedies of the Lenders under the Loan Documents.
     Section 4.02.   Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party (i) are within such Credit Party’s corporate powers and have been duly authorized by all necessary corporate action, (ii) require no action by or in respect of, or filing with, any governmental body, agency or official and (iii) do not contravene any provision of applicable law or regulation or any provision of the certificate of incorporation or by-laws of such Credit Party or any contractual restriction, order, decree or other instrument binding upon such Credit Party or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, any such action, filing or contravention which would not have a Material Adverse Effect or a material adverse effect on the ability of such Credit Party to perform its obligations under the Loan Documents or on the rights and remedies of the Lenders under the Loan Documents.
     Section 4.03.   Binding Effect. The Loan Documents constitute or, when executed, will constitute valid and binding agreements of the Credit Parties that are parties to them, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity (it being understood that the enforceability thereof in Canada may be limited by the Currency Act (Canada), which precludes Canadian courts from awarding a judgment for an amount expressed in a currency other than Canadian Dollars and to the extent that any requirement to pay interest at a greater rate after than before default may not be enforceable in Canada if the same is construed by a Canadian court to constitute a penalty).

     Section 4.04.   Financial Information.
     (a)   The (i) consolidated balance sheet of NNC and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of operations, cash flows and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in NNC’s 2004 Form 10-K, and (ii) unaudited consolidated balance sheet of NNC and its Consolidated Subsidiaries as of September 30, 2005 and the related consolidated statements of operations, cash flows and retained earnings for the three quarters then ended, and set forth in NNC’s 2005 Q3 Form 10-Q, fairly present, in conformity with GAAP, the consolidated financial position of NNC and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year or such portion of such fiscal year, as applicable, subject, in the case of the statements as of and for the period ended September 30, 2005, to normal year-end adjustments.
     (b)   Since September 30, 2005, except as set forth in the Disclosure Schedule, there has been no material adverse change in the business, financial position or results of operations of NNC and its Consolidated Subsidiaries, taken as a whole.
     Section 4.05.   Litigation. There is no action, suit or proceeding pending against, or to the knowledge of NNC, NNL or the Borrower threatened against or affecting, NNC or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which could have a material adverse effect on the ability of a Credit Party to perform its obligations under the Loan Documents to which it is party, except as disclosed in NNC’s Exchange Act reports filed prior to the Effective Date or as set forth in the Disclosure Schedule, or (ii) which in any manner draws into question the validity of the Loan Documents.
     Section 4.06.   Taxes. Each of NNC and its Consolidated Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed by it and has timely paid or caused to be paid all taxes required to have been paid by it, except (a) any taxes that are being contested in good faith by appropriate proceedings and for which the relevant obligor has set aside on its books adequate reserves or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.07.   Solvency.
     (a)   As of the Effective Date, the Borrower reasonably believes that (i) the fair value of the assets of the Borrower, at a fair valuation viewing the Borrower as a going concern, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date; in each case, it being understood that the Bor-

rower cannot be certain as to how a court would apply the foregoing standards to any contingent liabilities in determining whether the Borrower was solvent at the relevant time.
     (b)   As of the Effective Date, with respect to NNC and NNL, the Borrower reasonably believes that (i) the aggregate property of such Person at fair valuation, or if disposed of at a fairly conducted sale under legal process, is sufficient to enable payment of all its obligations, due and accruing due; (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person; (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) such Person is not for any reason unable to meet its obligations as they generally become due; in each case, it being understood that the Borrower cannot be certain as to how a court would apply the foregoing standards to any contingent liabilities in determining whether NNC or NNL was solvent at the relevant time.
     Section 4.08.   ERISA; Canadian Plans.
     (a)   No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     (b)   The Canadian Pension Plans are duly registered under all applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans that could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Each Credit Party has made all required contributions to each Canadian Pension Plan in accordance with applicable law. With respect to each Canadian Pension Plan that provides defined benefits, all contributions required to the date hereof in order for such Canadian Pension Plan to comply with the minimum funding standards imposed by applicable federal or provincial statutory and regulatory requirements have been made or properly accrued, and the funding of each of such Canadian Pension Plans is properly disclosed in the most recent actuarial valuation reports filed with (and accepted for filing by) the applicable Governmental Authorities in respect of each such Canadian Pension Plan, as at the date of such reports and subject to the actuarial assumptions and methods disclosed in such reports.
     Section 4.09.   Security Agreement Representations and Warranties.
     Each of the representations and warranties of the Credit Parties contained in the Security Agreement is true and correct.
     Section 4.10.   Disclosure.
     On the Effective Date, the Borrower has disclosed to the Lenders all matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The information, taken as a whole, furnished by or on behalf of the

Borrower to the Agent and each Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that actual results may materially vary from such projections and such forward-looking information must be read in the context of cautionary language including, without limitation, the risk factors contained in NNC’s filings made pursuant to the Exchange Act. Except for the Liens securing Funded Debt of Foreign Subsidiaries that are specifically disclosed on Schedule 5.09, after reasonable inquiry, the Borrower is not aware of any Liens on any property of any Foreign Subsidiary securing Funded Debt.
     Section 4.11.   Investment Company Status.
     None of the Credit Parties is an “investment company” or an entity “controlled” by an “investment company”, in each case, as defined in the Investment Company Act of 1940.
     Section 4.12.   No Unlawful Payments.
     NNC has policies and procedures in effect that prohibit the following activities by any director, officer, agent, employee or other person associated with or acting on behalf of NNC or any of its Subsidiaries: (i) the use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) the violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
     Section 4.13.   Compliance with Laws and Agreements.
     None of the Credit Parties is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Credit Party is bound or to which any of the property or assets of such Credit Party is subject; or (iii) in violation of any applicable law or statute or any applicable judgment, order, rule or regulation of any Governmental Authority, except, in each case as otherwise disclosed in NNC’s Exchange Act reports filed prior to the Effective Date, and except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE V

COVENANTS
     The Borrower agrees, and will cause NNC and each Restricted Subsidiary to agree, that, so long as any Lender has any Commitment hereunder or any amount payable under any Loan remains unpaid:
     Section 5.01.   Information.   The Borrower will deliver to the Agent on behalf of each of the Lenders:
     (a)   as soon as available and in any event on or prior to March 16, 2006, NNC’s annual report on Form 10-K for the year ended December 31, 2005 as filed with the Commission, including a consolidated balance sheet of NNC and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without any “going concern” qualification or qualification as to the scope of the audit procedures performed by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;
     (b)   as soon as available and in any event within 45 days after the end of each of the first three quarters of 2006, NNC’s quarterly report on Form 10-Q as filed with the Commission, including a consolidated balance sheet of NNC and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, cash flows and retained earnings for such quarter and for the portion of NNC’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations, cash flows and retained earnings, in comparative form the figures for the corresponding quarter and the corresponding portion of NNC’s previous fiscal year;
     (c)   within seven (7) days after delivery of each set of financial statements referred to in subsections (a) and (b) above, a copy of a certificate of the Treasurer or Assistant Treasurer of NNC (i) stating whether to the best of such Person’s knowledge, after having conducted a reasonable investigation, any Default exists on the date of such certificate and, if any Default then exists, setting forth reasonable details thereof, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.13 for the twelve-month period ending on the last day of the most recent financial statements delivered pursuant to subsection (a) or (b) above, as the case may be, and Section 5.15 as of the date of the most recent balance sheet included in the financial statements delivered pursuant to subsection (a) or (b) above, as the case may be;
     (d)   promptly after the mailing thereof to the shareholders of NNC or NNL generally, copies of all other reports and proxy statements so mailed;
     (e)   promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equiva-

lent) and reports on Form 8-K (or its equivalent) which NNC or NNL shall have filed with the Commission;
     (f)   from time to time such additional information regarding the financial position or business of NNC and its Restricted Subsidiaries as any Lender may reasonably request through the Agent as being desirable to enable such Lender to protect its rights under this Agreement; provided that the Borrower shall not be under any obligation to supply any information the supply of which would be contrary to any confidentiality obligation binding on NNC or any of its Restricted Subsidiaries or which, in the Borrower’s opinion, is unpublished price sensitive information or the supply of which would, in the Borrower’s opinion, be contrary to any applicable securities laws or the regulations of any relevant stock exchange;
     (g)   within five Business Days after the end of each calendar month, a certificate of the Treasurer or Assistant Treasurer of NNC stating that NNC was in compliance with Section 5.14 as of the last Business Day in such calendar month.
     Section 5.02.   Notice of Material Events.   As soon as practicable, and in any event within five days after an Executive Officer acquires knowledge thereof, the Borrower will furnish to the Agent and each Lender prompt written notice of the following:
     (a)   the occurrence of any Default;
     (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting NNC or any Subsidiary that has a reasonable possibility of being adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c)   any change in any Debt Rating with negative implications;
     (d)   the occurrence of any ERISA Event or any failure to make all required contributions in accordance with applicable law under any Canadian Pension Plan or Canadian Benefit Plan (such failure, a “Funding Failure”) that, alone or together with any other ERISA Events or Funding Failures that have occurred and are continuing at such time, could reasonably be expected to result in liabilities of NNC and its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and
     (e)   the occurrence of a Material Adverse Effect.
Each notice delivered under this Section (other than clause (c) above) shall be accompanied by a statement of an Executive Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03.   Information Regarding Collateral.   The Borrower will furnish to the Collateral Agent prompt written notice of any change in (i) any Credit Party’s corporate name or any trade name used to identify it in the conduct of its business or any Credit Party’s chief executive office or its principal place of business, (ii) any Credit Party’s identity or corpo-

rate structure (including, without limitation, its jurisdiction of organization) or (iii) any Credit Party’s Federal Taxpayer Identification Number.
     Section 5.04.   Existence; Conduct of Business.   The Borrower will, and will cause NNC and each Credit Party to, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, in each case as necessary or desirable to the normal conduct of the business of NNC and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any amalgamation, merger, consolidation, liquidation or dissolution permitted under Section 5.11.
     Section 5.05.   Use of Proceeds.   The proceeds of the Loans made under this Agreement will be used by NNC and its Restricted Subsidiaries to repay NNL’s 6.125% Notes due February 15, 2006 and related fees and expenses. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.
     Section 5.06.   Maintenance of Properties; Payment of Obligations.   The Borrower will, and will cause each Credit Party to, maintain all property material to the conduct of the business of NNC and its Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted. The Borrower will, and will cause NNC and each of its Restricted Subsidiaries to, pay its obligations, including tax obligations, that, if not paid, could result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) NNC, the Borrower or the Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.07.   Insurance.
     (a)   The Borrower will, and will cause each Credit Party to, maintain, with reputable insurance carriers, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business, owning similar properties and located in the same general areas in which NNC, the Borrower or such Credit Party, as the case may be, operates; provided that insurance coverage against terrorist acts shall be required only so long as such coverage is available on commercially reasonable terms. It is understood that the insurance policies maintained by NNC, the Borrower and the Credit Parties on the date hereof shall be deemed adequate for purposes of this subsection.
     (b)   In addition, the insurers or their representative under any casualty insurance covering the Collateral shall deliver a certificate to the Collateral Agent which (i) provides that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) names the Collateral Agent as insured party or loss payee with respect to its interest, as applicable (provided that so long as no Event of Default has occurred and is continuing the Collateral Agent shall make such proceeds available to the Borrower for the repair, reconstruction or replacement of the damaged property), (iii) if reasonably requested by the Collateral Agent, in-

cludes a breach of warranty clause and (iv) is reasonably satisfactory in all other respects to the Collateral Agent.
     Section 5.08.   Proper Records; Rights to Inspect.   The Borrower will cause NNC and NNL to, record, summarize and report all financial information in accordance with GAAP, which information will include information on such Person’s Subsidiaries prepared on a consolidated basis; provided that NNC and NNL shall not be under any obligation to record, summarize or report any information to the extent contrary to any confidentiality obligation binding on NNC or any of its Subsidiaries or which, in the Borrower’s opinion, is unpublished price sensitive information or the report of which would, in the Borrower’s opinion, be contrary to any applicable securities laws or the regulations of any relevant stock exchange. Each Credit Party will permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties (including, without limitation, the Collateral), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition and the Collateral with any officers designated for such purpose by an Executive Officer and (after reasonable prior notice to the Borrower and subject to the right of such designated officers to be present during such discussions) independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that unless an Event of Default has occurred and is continuing, each of the Agent and the Lenders may take such actions only once during each fiscal quarter of NNC.
     Section 5.09.   Liens.   Subject to the second succeeding sentence, the Borrower will not, and will not permit any other Credit Party to create, incur or suffer to exist any Lien upon any property of any Credit Party (whether now owned or hereinafter acquired). Subject to the succeeding sentence, the Borrower will not permit any Non-Credit Party Subsidiary that is a Restricted Subsidiary to create, incur or suffer to exist any Lien upon any property of such Non-Credit Party Subsidiary (whether now owned or hereafter acquired) which secures Funded Debt. The restrictions contained in the two preceding sentences shall not apply to:
     (i)   the Transaction Liens;
     (ii)   any Lien on assets of NNC and its Subsidiaries securing any Refinancing Funded Debt but only to the extent that the Funded Debt that is refinanced was secured thereby;
     (iii)   any Permitted Lien;
     (iv)   Liens under any Purchase Money Mortgage incurred after the Effective Date;
     (v)   any Lien on property of a Person or group of Persons existing at the time that such Person or group of Persons is merged into, or amalgamated or consolidated with NNC, the Borrower or any Restricted Subsidiary, or at the time the properties of or equity interests in the Person are sold, leased or otherwise transferred to NNC, the Borrower or any Restricted Subsidiary which Lien does not extend to any other property of NNC or any other Subsidiary (other than improvements or construction on such acquired property or properties);

     (vi)   any Lien securing intercompany Funded Debt (x) among or between Credit Parties, (y) among or between Non-Credit Party Subsidiaries or (z) owed to a Credit Party by a Non-Credit Party Subsidiary;
     (vii)   deposits of cash, cash equivalents or investment securities against which the lender of any Credit Enhanced Foreign Subsidiary Debt has a Lien or right of set-off;
     (viii)   any Lien on property of a Foreign Subsidiary securing any Funded Debt incurred pursuant to clause (h) of the definition of Permitted Funded Debt;
     (ix)   any Lien created by or resulting from litigation or other proceeding against, or upon property of, NNC, the Borrower or any Restricted Subsidiary, or any Lien for workmen’s compensation awards or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such Lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any Lien incurred by NNC, the Borrower or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding;
     (x)   any other Liens securing Funded Debt of any Foreign Subsidiary; provided that the aggregate outstanding principal amount of Funded Debt secured pursuant to this clause (x) by any individual Foreign Subsidiary would not, after giving effect to the relevant transaction, exceed $5,000,000;
     (xi)   Liens existing on the Effective Date (x) on any assets of any Non-Credit Party Subsidiary and (y) on any assets of any Credit Party (but in the case of this clause (y), only to the extent such Liens are disclosed on Schedule 5.09) and any extension, renewal or replacement in whole or in part of any Lien permitted by this clause (xi) or referred to in clauses (i) through (x) above, so long as the total amount of obligations secured thereby does not increase, and the property securing such obligations is not expanded, as a result of the extension, renewal or replacement;
     (xii)   Liens securing Permitted Financing Leases;
     (xiii)   Liens securing other Financing Leases and Capital Lease Obligations; provided that the aggregate Attributable Debt under such Financing Leases together with the aggregate amount of such Capital Lease Obligations shall not exceed $100,000,000 at any time; and
     (xiv)   Managed Service Contract Liens.
     Section 5.10.   [Omitted].
     Section 5.11.   Fundamental Changes.
     (a)   The Borrower will not, and will not permit NNC or any Restricted Subsidiary to, amalgamate, merge or consolidate with or into any other Person, or liquidate or dissolve, or permit any other Person to amalgamate, merge or consolidate with or into it; provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary may amalgamate, merge or consolidate with or into or be liquidated or dissolved into any Credit Party in a transaction in which such Credit Party is the surviving or resulting corporation, (ii) any Restricted Subsidiary may amalgamate, merge or consolidate with or into or liquidate or dissolve into any Person that is not a Credit Party in a transaction which does not contravene Section 5.15; provided that to the extent such transaction constitutes a Prepayment Event, the Borrower shall comply with Section 2.10, and (iii) NNL may be liquidated or dissolved if, as a result of such liquidation or dissolution, all of the assets of NNL are transferred to NNC or any other Credit Party.
     (b)   Neither NNC, the Borrower nor any Restricted Subsidiary will engage to any material extent in any business except businesses of the types conducted by NNC, the Borrower and the Restricted Subsidiaries on the date of this Agreement and businesses reasonably related thereto.
     Section 5.12.   Restricted Payments.   The Borrower will not, and will not permit NNC or any Restricted Subsidiary to, directly or indirectly:
     (a)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of NNC’s Capital Stock or NNL’s Preferred Stock to holders of such Capital Stock or Preferred Stock, as the case may be, in their capacity as such; or
     (b)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of NNC or any Preferred Stock of NNL or any warrants, options or other rights to acquire such Preferred Stock or make any payments with respect to Synthetic Purchase Agreements,
(each of the foregoing actions set forth in subsections (a) and (b) being referred to as a "Restricted Payment”), other than:
     (i)   the repurchase or other acquisition of Capital Stock of NNC or any warrants, rights or options to purchase or acquire shares of any such Capital Stock or securities convertible into Capital Stock of NNC, from or on behalf of current or former employees, directors, consultants, or contractors of NNC or any of its Subsidiaries (or permitted transferees of such current or former employees, directors, consultants, or contractors), pursuant to the terms of the agreements (including employment or severance agreements) or plans (or amendments thereto) under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock;
     (ii)   the redemption by NNC of any rights to purchase shares of Common Stock of NNC outstanding from time to time under the amended and restated shareholder rights plan agreement between NNC and Computershare Trust Company of Canada, as rights agent, dated as of February 14, 2003, as the same may be further amended and restated from time to time, in accordance with the terms thereof; provided that such rights are redeemed for nominal consideration;

     (iii)   payments to holders or former holders of Capital Stock of NNC or NNL pursuant to a statutory dissent right or appraisal remedy;
     (iv)   payments to holders of Capital Stock (or to the holders of Funded Debt or Disqualified Capital Stock that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares;
     (v)   payments to holders of Capital Stock of NNC under any stock purchase plan or similar employee or director benefit plan in settlement of fractional shares issued under such plan;
     (vi)   so long as no Event of Default has occurred and is continuing on the date of declaration, the declaration and payment by NNL of regularly scheduled cash dividends with respect to the Existing Preferred Stock; and
     (vii)   any payment or distribution to holders or former holders of Capital Stock of NNC in connection with the settlement of, or satisfaction of a judgment resulting from, any shareholder litigation or regulatory or enforcement proceeding (including, without limitation, any dividend on Preferred Stock issued in connection therewith); provided that Section 5.14 is not contravened thereby.
     Section 5.13.   Minimum Adjusted EBITDA.   The Borrower shall not permit Adjusted EBITDA for any twelve month period ending on each date set forth below (tested only at the time of delivery of the certificate required by Section 5.01(c)) to be less than the amount set forth below opposite such date:

Last Day of Twelve-Month Period	Minimum Adjusted EBITDA
March 31, 2006	$850,000,000
June 30, 2006	$750,000,000
September 30, 2006	$850,000,000
December 31, 2006	$900,000,000
     Section 5.14.   Minimum Cash and Cash Equivalents.   The Borrower will not permit the amount of Unrestricted Cash at any time to be less than $1,000,000,000.
     Section 5.15.   Restricted Asset Transfers by Credit Parties.
     (a)   No Credit Party will, directly or indirectly, sell, transfer or otherwise dispose of (including through any merger or amalgamation) any Restricted Asset to any Non-Credit Party Subsidiary or Joint Venture other than pursuant to a Permitted Asset Transfer.
     (b)   Notwithstanding subsection (a) of this Section 5.15, the Credit Parties may transfer (including through any merger or amalgamation) Restricted Assets to Non-Credit Party Subsidiaries and Joint Ventures, provided that the Borrower applies the Net Cash Proceeds (as defined in clause (iv) of such definition) from such transfer within five Business Days to a prepayment of the Tranche A Loans in accordance with Section 2.10(b).

     Section 5.16.   Future Guarantors.   In the event that (i) as of the date of the most recent financial statements delivered pursuant to Section 5.01 or (ii) after giving effect to any sale or disposition of a Subsidiary or line of business by any Credit Party, determined as of the last day of the period covered by the most recent financial statements delivered pursuant to Section 5.01 on a pro forma basis as though such sale or disposition had occurred on such date, the Credit Parties would have accounted for less than 90% of the consolidated revenues of NNC and its Restricted Subsidiaries that are U.S. Subsidiaries or Canadian Subsidiaries, then NNC shall, within 20 days after the date of delivery of such financial statements (in the case of clause (i) above) or 20 days after the date of such sale or disposition (in the case of clause (ii) above), cause other U.S. Subsidiaries and/or Canadian Subsidiaries to execute supplements to the Guarantee Agreement and the applicable Security Agreement in order to become a Canadian Subsidiary Guarantor or U.S. Subsidiary Guarantor, as the case may be such that such 90% condition would have been satisfied as of such date or as of such date on a pro forma basis for such sale or disposition, as the case may be had such Subsidiaries been Guarantors as of such date.
     Section 5.17.   Further Assurances.
     (a)   The Borrower hereby authorizes the Collateral Agent, without further action on the part of the Borrower or any other Credit Party or any other Person to file, register or record any Security Documents or notices thereof in order to effect the execution and delivery thereof or the perfection, registration or recordation of any Liens created under any Security Document.
     (b)   Each Credit Party will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Tranche A Lenders may reasonably request, to (i) create, preserve, perfect, confirm or validate the Transaction Liens with respect to such Credit Party’s Collateral, (ii) enable the Collateral Agent to obtain the full benefits of the Security Documents or (iii) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Credit Party’s Collateral. The Borrower will provide to the Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Agent and the Collateral Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.
ARTICLE VI

DEFAULTS
     Section 6.01.   Tranche A Events of Default.   If one or more of the following events (“Tranche A Events of Default”) shall have occurred and be continuing:
     (a)   the Borrower shall (i) fail to pay when due any principal of any Tranche A Loan or (ii) fail to pay any interest on any Tranche A Loan or any fees or any other amount under the Loan Documents (other than principal of or interest on any Tranche B Loan) within five days of the due date thereof;

     (b)   the Borrower shall fail to observe or perform any covenant contained in Sections 5.01, 5.02, 5.04 (with respect to the existence of NNC, the Borrower or NNL), 5.05 or 5.09 through 5.17;
     (c)   any Credit Party shall fail to observe or perform any covenant or agreement contained in the Loan Documents (other than those covered by subsection (a) or (b) above) and does not remedy the failure on or before thirty days after notice thereof has been given to the Borrower by the Agent at the request of any Lender;
     (d)   any representation or warranty made by any Credit Party in the Loan Documents or in any certificate delivered pursuant to the Loan Documents shall prove to have been incorrect in any material respect when made (or deemed made);
     (e)   (i) NNC, the Borrower or any Restricted Subsidiary shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt or any Tranche B Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue beyond any applicable grace period; or (ii) except for any Prepayment Event, any event or condition occurs that results in Material Debt or any Tranche B Loan becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any Tranche B Loan or any trustee or agent on its or their behalf to cause Material Debt or Tranche B Loan to become due, or to require the prepayment, repurchase, redemption or any defeasance thereof, before its scheduled maturity; provided that this clause (ii) shall not apply to secured Funded Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Funded Debt (so long as such Funded Debt is repaid in accordance with its terms);
     (f)   NNC, the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (g)   an involuntary case or other proceeding shall be commenced against NNC, the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against NNC, the Borrower or any Restricted Subsidiary under the bankruptcy or insolvency laws as now or hereafter in effect in Canada or the United States;

     (h)   one or more judgments or orders for the payment of money in excess of $100,000,000 shall be rendered against NNC, the Borrower or any Restricted Subsidiary and such judgments or orders shall continue undischarged, unpaid in accordance with its terms or unstayed for a period of 30 days after such judgment or judgments become final and non-appealable, or a judgment creditor shall attach or levy upon any assets of NNC, the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (i)   a Change of Control shall occur;
     (j)   any Lien purported to be created under any Security Document relating to one or more items of Collateral with an aggregate value determined by the Collateral Agent in its sole discretion (which determination may be based solely upon information furnished by the Borrower or the Collateral Agent) to exceed $5,000,000 shall cease to be, or shall be asserted by any Secured Party not to be, a valid and perfected Lien on such Collateral, with the priority required by the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;
     (k)   any Guarantor’s Guarantee under the Guarantee Agreement shall at any time fail to constitute a valid and binding agreement of such Guarantor (except as expressly permitted by any Security Document) or any Guarantor, or any Person acting on behalf of any Guarantor, shall so assert in writing; or
     (l)   an ERISA Event or a Funding Failure shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Funding Failures that have occurred, could reasonably be expected to result in a Material Adverse Effect;
then, and in every such event, the Agent shall if requested by Lenders having more than 50% in aggregate amount of the Tranche A Loans, by notice to the Borrower declare the Tranche A Loans (together with accrued interest thereon) to be, and the Tranche A Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in subsection (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Tranche A Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 6.02.   Tranche B Events of Default.   If one or more of the following events (“Tranche B Events of Default”) shall have occurred and be continuing:
     (a)   the Borrower shall fail to pay when due any principal of any Tranche B Loan or shall fail to pay any interest, or any Tranche B Loan or any fees or any other amount under the Loan Documents (other than principal of or interest on any Tranche A Loan) within five days of the due date thereof;
     (b)   the Borrower shall fail to observe or perform any covenant contained in Sections 5.01, 5.02, 5.04 (with respect to the existence of NNC, the Borrower or NNL), 5.05, 5.09 through 5.12, 5.14 or 5.16;
     (c)   any Credit Party shall fail to observe or perform any covenant or agreement contained in the Tranche B Documents (other than those covered by subsection (a) or (b) above) and does not remedy the failure on or before thirty days after notice thereof has been given to the Borrower by the Agent at the request of any Lender;
     (d)   any representation or warranty made by any Credit Party in the Tranche B Documents or in any certificate delivered pursuant to the Tranche B Documents shall prove to have been incorrect in any material respect when made (or deemed made);
     (e)   (i) NNC, the Borrower or any Restricted Subsidiary shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt or any Tranche A Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue beyond any applicable grace period; or (ii) except for any Prepayment Event, any event or condition occurs that results in Material Debt or any Tranche A Loan becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or Tranche A Loan or any trustee or agent on its or their behalf to cause such Material Debt or Tranche A Loan to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause (ii) shall not apply to secured Funded Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Funded Debt (so long as such Funded Debt is repaid in accordance with its terms);
     (f)   NNC, the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (g)   an involuntary case or other proceeding shall be commenced against NNC, the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of

60 days; or an order for relief shall be entered against NNC, the Borrower or any Restricted Subsidiary under the bankruptcy or insolvency laws as now or hereafter in effect in Canada or the United States;
     (h)   one or more judgments or orders for the payment of money in excess of $100,000,000 shall be rendered against NNC, the Borrower or any Restricted Subsidiary and such judgments or orders shall continue undischarged, unpaid in accordance with its terms or unstayed for a period of 30 days after such judgment or judgments become final and non-appealable, or a judgment creditor shall attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (i)   a Change of Control shall occur;
     (j)   any Guarantor’s Guarantee under the Guarantee Agreement shall at any time fail to constitute a valid and binding agreement of such Guarantor (except as expressly permitted by any Security Document) or any Guarantor, or any Person acting on behalf of any Guarantor, shall so assert in writing; or
     (k)   an ERISA Event or a Funding Failure shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Funding Failures that have occurred, could reasonably be expected to result in a Material Adverse Effect;
then, and in every such event, the Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Tranche B Loans, by notice to the Borrower declare the Tranche B Loans (together with accrued interest thereon) to be, and the Tranche B Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in Section 6.02(f) or (g) with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Tranche B Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 6.03.   Notice of Default.   The Agent shall give notice to the Borrower under Section 6.01(c) or 6.02(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
ARTICLE VII

AGENCY
     Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with NNC or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.
     The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.05), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.05) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for NNC or its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Without limitation of the foregoing, the Agent may, in its sole discretion, appoint a Lender holding Tranche B Loans or other Person to act as the representative of all Lenders holding Tranche B Loans in connection with any amendment, waiver or enforcement action under the Loan Documents.
     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article VII and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Each Lender holding any Tranche A Loan hereby appoints the Collateral Agent to act as Collateral Agent under the Security Documents and agrees that the Collateral Agent and its Related Parties shall, in acting in such capacity, be entitled to the protections set forth above to the same extent as if it was the Agent acting under this Agreement. Furthermore, each Lender holding any Tranche A Loan agrees that the Collateral Agent may release the Liens of the Security Documents on any Collateral under the conditions set forth in the Security Agreement and take the other actions contemplated by the Security Documents on the terms set forth therein without the consent of any Tranche A Lender except as expressly set forth therein. Without prejudice to the foregoing, each Lender holding any Tranche A Loan hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as the Collateral Agent) to act as the person holding the power of attorney (in such capacity, the “Canadian fondé de pouvoir”) of such Lender and as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, each hypothec granted by the Canadian Credit Parties under the Civil Code of Quebec (a “Canadian Hypothec”), and to exercise such powers and duties which are conferred upon the Canadian fondé de pouvoir under each Canadian Hypothec. Moreover, without prejudice to such appointment and authorization to act as the Person holding the power of attorney as aforesaid, each Lender holding any Tranche A Loan, hereby irrevocably appoints and authorizes the Collateral Agent (in such capacity, the “Canadian Custodian”) to act as agent and custodian for and on behalf of such Lender to hold and to be the sole registered holder of any debenture or bond which may be issued under any Canadian Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable Law. In this respect, (i) (as specified in Section 9.06) records shall be kept indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture or bond and owing to, each Lender, and (ii) each Lender holding any Tranche A Loan will be entitled to the benefits of any Collateral covered by any Canadian Hypothec and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof. Each of the Canadian fondé de pouvoir and the Canadian Custodian shall (a) exercise, in accordance with the terms hereof, all rights and remedies given to the Canadian fondé de pouvoir and the Canadian Custodian (as applicable) with respect to the Collateral under any Canadian Hypothec, any debenture or bond or pledge thereof relating to any Canadian Hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders holding Tranche A Loans, and (c) be entitled to delegate from time to time any of its powers or duties under any Canadian Hypothec, any debenture or bond or pledge thereof relating to any Canadian Hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any Person who becomes a Lender with a Tranche A Loan shall be deemed to have consented to and confirmed: (i) the Canadian fondé de pouvoir as the Person holding the power of attorney as aforesaid, and to have ratified, as of the date it acquired its Tranche A Loan, all actions taken by the Canadian fondé de pouvoir as the Person holding the power of attorney as aforesaid; and (ii) the Canadian Custodian as the agent and custodian as aforesaid and to have ratified, as the date it acquired its Tranche A Loan, all actions taken by the Canadian Custodian in such capacity. The Collateral Agent accepts the foregoing appointments as Canadian fondé de pouvoir and Canadian Custodian and agrees to act in such capacities.
     The execution by the Canadian fondé de pouvoir, as the person holding the power of attorney, prior to the Credit Agreement, of any deed of hypothec or other security document is hereby ratified and confirmed.
     The Persons named as “Joint Lead Arrangers,” “Joint Bookrunners,” “Syndication Agent,” “Documentation Agent” and “Managing Agent” shall have no responsibilities or obligations under this Agreement in their capacities as such.
ARTICLE VIII

CHANGE IN CIRCUMSTANCES
     Section 8.01.   Basis for Determining Interest Rate Inadequate or Unfair.   If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:
     (a)   the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b)   the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Euro-Dollar Borrowing shall be ineffective, and (ii) if any Notice of Borrowing requests a Euro-Dollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.
     Section 8.02.   Illegality.   If, on or after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any Lender (or its applicable lending office) to make, maintain or fund its Euro-Dollar Loans to the Borrower and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans to the Borrower, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section 8.02, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.
     Section 8.03.   Increased Cost and Reduced Return.
     (a)   If any Change in Law shall:
     (i)   impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Euro-Dollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Euro-Dollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will within 15 days after demand by such Lender pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender within 15 days after receipt by the Borrower of the information required by paragraph (c) below such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c)   A certificate of a Lender setting forth a reasonably detailed calculation (which shall not be required to include any information which such Lender considers to be confidential so long as such Lender certifies that such calculation is in accordance with this Section 8.03) of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 8.03 shall be delivered to the Borrower and shall be conclusive absent manifest error. If any element of any such calculation subsequently changes, so as to change materially such amount or amounts, such Lender will submit a revised certificate promptly to the Borrower.
     (d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.03 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 8.04.   Taxes.
     (a)   Any and all payments by or on account of any obligation of the Borrower hereunder, including for the avoidance of doubt any payments made on behalf of any Credit Party under the Guarantee Agreement, shall be made without withholding or deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c)   The Borrower shall indemnify the Agent and each Lender, within 15 days after written demand therefor, (i) for the full amount of any Indemnified Taxes payable by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including for the avoidance of doubt any payments made on behalf of any Credit Party under the Guarantee Agreement) and (ii) for the full amount of any Other Taxes payable by the Agent or such Lender. Such indemnification shall include Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 8.04 and, in each case, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender containing a reasonably detailed calculation of the amount claimed under this Section 8.04 (which shall not be required to include any information which such Lender considers to be confidential so long as the Agent or such Lender certifies that such calculation is in accordance with this Section 8.04), shall be conclusive absent manifest error.
     (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
     (e)   Each Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of original copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
     (i)   duly completed and executed original copies of Internal Revenue Service Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party and entitlement to exemption from (or reduction in) U.S. federal withholding tax on interest payable hereunder to or for the account of such Non-U.S. Lender,
     (ii)   duly completed and executed original copies of Internal Revenue Service Form W-8ECI (or any successor thereto),
     (iii)   in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed original copies of Internal Revenue Service Form W-8BEN (or any successor thereto), or

     (iv)   in the case of a Non-U.S. Lender that is a pass-through entity or a non-U.S. intermediary for U.S. federal income tax purposes, duly completed and executed original copies of Internal Revenue Service W-8IMY (or any successor thereto) with duly completed and executed original copies of any applicable forms (and, if applicable, certificates) described in clause (i), (ii) or (iii) of this Section 8.04(e).
Each Non-U.S. Lender further agrees to complete and deliver to the Borrower from time to time, to the extent it may lawfully do so, any additional form required by the Internal Revenue Service that is reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. federal withholding tax. Each Lender further agrees to complete and deliver to any Guarantor from time to time, to the extent it may lawfully do so, any additional form required by any Canadian taxing authority that is reasonably requested by such Guarantor in order to secure an exemption from, or reduction in the rate of, Canadian withholding tax; provided, that no Lender shall be required to provide any such form if in such Lender’s reasonable discretion, providing such form would subject it to unreimbursed expense or would otherwise be disadvantageous to such Lender.
     (f)   If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 8.04, it shall pay over the portion of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 8.04 with respect to the Taxes or Other Taxes giving rise to such refund), that will leave it (taking into account of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)) in no better or worse condition after tax financial position than if the Indemnified Taxes or other Taxes giving rise to such payments had never been imposed in the first instance; provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Credit Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 8.04 shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     Section 8.05.   Base Rate Loans Substituted for Affected Euro-Dollar Loans.   If (i) the obligation of any Lender to make Euro-Dollar Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Agent, have elected that the provisions of this Section 8.05 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
     (a)   all Loans to the Borrower which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate

Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders); and
     (b)   after each of its Euro-Dollar Loans to the Borrower has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.
     Section 8.06.   Mitigation Obligations; Replacement of Lenders.
     (a)   If any Lender requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b)   If any Lender requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE IX

MISCELLANEOUS
     Section 9.01.   Notices.   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to the following paragraph), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (i)   if to the Borrower, to it at Nortel Networks Inc. c/o Nortel Networks Limited, 8200 Dixie Road, Suite 100, MS: 036/NO/230, Brampton, On L6T 5P6, Attention of Corporate Secretary (Facsimile: 905-863-8386);
     (ii)   if to the Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Maryann Bui (Facsimile No. (713) 750-2358), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of David M. Mallett (Facsimile No. (212) 270-5127); and
     (iii)   if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 9.02.   No Waivers.   No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.03.   Expenses; Indemnification.
     (a)   The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of any amendment or waiver and administration of this Agreement, (ii) any waiver or consent hereunder or any amendment hereof (whether or not such waiver, consent or amendment becomes effective) and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.
     (b)   The Borrower agrees to indemnify the Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities (including environmental liabilities), losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be in-

curred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened by a Person which is not a party hereto or an Affiliate of a party hereto relating to any actual, proposed or potential use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
     (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or the Collateral Agent under subsection (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Agent or the Collateral Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Collateral Agent in its capacity as such.
     (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.
     (e)   All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
     Section 9.04.   Set-offs; Sharing of Set-offs.
     (a)   If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 9.04(a) are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     (b)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 9.04 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 9.04 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     Section 9.05.   Amendments and Waivers.   Any provision of this Agreement (other than Section 5.13, Section 5.15 (including any related Prepayment Event), Section 5.17, 6.01, 6.02, any Prepayment Event arising from a Specified Asset Sale or any provision of this Agreement which relates to any representation, warranty or covenant relating to the Collateral or the Security Documents) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, or any fees hereunder or for any scheduled reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the value of the Guarantees from the Guarantee Agreement or (vi) alter the provisions of Section 9.04 in a manner adverse to such Lender; provided further, that, (x) without the consent of the Required Tranche A Lenders or the Required Tranche B Lenders, as the case may be, no such amendment or waiver may alter the provisions of Section 2.11(d) in a manner that would reduce the amount of any prepayment applied to Loans under such tranche, (y) without the consent of the Required Tranche B Lenders, no amendment hereto shall increase the amount of Funded Debt that is permitted to be secured by a Lien on any assets of NNC or any of its Subsidiaries unless effective action is taken to secure the Tranche B Loans on a pari passu basis with such other Funded Debt and (z) without the consent of each Tranche A Lender (which consents shall be sufficient without the consent of any other Lender), no such amendment or waiver may release all or substantially all of the Collateral from the Security Documents. Any provision of Section 5.13, Section 5.15 (including any related Prepayment Event), Section 5.17, 6.01, any Prepayment Event arising from a Specified Asset Sale or any provision of this Agreement which relates to any representation, warranty or covenant relating to the Collateral or the Security Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Tranche A Lenders. Any provision of Section 6.02 may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Tranche B Lenders. Notwithstanding the foregoing provisions of this Section 9.05, no amendment or waiver to any Loan Document that affects the rights or duties of the Agent shall be permitted unless the Agent shall have consented thereto.
     Section 9.06.   Successors and Assigns.
     (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (c) of this Section 9.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b)   (i) Subject to the conditions set forth in subsection (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A)   the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B)   the Agent, provided that no consent of the Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
     (ii)   Assignments shall be subject to the following additional conditions:
     (A)   except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
     (B)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one tranche of Commitments or Loans;
     (C)   the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
     (iii)   Subject to acceptance and recording thereof pursuant to subsection (b)(iv) of this Section 9.06, from and after the effective date specified in each Assignment and Assumption Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 8.03, 8.04 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.
     (iv)   The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v)   Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section 9.06 and any written consent to such assignment required by subsection (b) of this Section 9.06, the Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

     (c)   (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each Lender of the applicable tranche of Loans that affects such Participant. Subject to subsection (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 8.03 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 9.03. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 9.08 as though it were a Lender.
     (ii)   A Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall be subject to the requirements and limitations of Section 8.04 to the same extent as though it were a Lender.
     (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.07.   Collateral.   Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 9.08.   Governing Law; Submission to Jurisdiction.   This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 9.09.   Counterparts; Integration; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement (together with the Security Documents any other agreements entered into in connection herewith) constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof except as may be expressly set forth or referred to herein or the Security Documents or any other written agreement entered into in connection herewith between any of the parties hereto which contemplates actions to be taken at or following the time of effectiveness of this Agreement (which shall continue to be binding among the parties thereto). This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the Borrower, the Lenders set forth on the signature pages herein and the Agent (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).
     Section 9.10.   WAIVER OF JURY TRIAL.   EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.11.   Confidentiality.   The Agent and each Lender agree to keep confidential any information obtained by the Agent or such Lender from the Borrower to the extent such information has been stated by the Borrower to be confidential; provided that nothing herein shall prevent the Agent or any Lender from disclosing such information (i) to the Agent or any other Lender in connection with the transactions contemplated by this Agreement, (ii) to its officers, directors, employees, Affiliates, agents, attorneys and accountants who are involved in evaluating the transactions contemplated by this Agreement and who receive such information having been made aware of the restrictions set forth in this Section 9.11, (iii) upon the order of any court or administrative agency or as otherwise required by law or upon request of any regulatory authority having jurisdiction over such Lender (in which case such Agent or Lender will inform the Borrower promptly thereof unless prohibited by law), (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed, (vi) which has been obtained from any Person other than the Borrower and its Affiliates, provided that such Person is not known to it to be bound by a confidentiality agreement with the Borrower or its Affiliates or known to it to be otherwise prohibited from transmitting the information to it by a contractual, legal or fiduciary obligation, (vii) in connection with the exercise of any remedy hereunder in any judicial proceeding or (viii) to the extent such Agent or such Lender is otherwise subject to an effective confidentiality agreement with NNC entered into in connection with the transactions contemplated by this Agreement and such disclosure would be permitted under the terms of such confidentiality agreement.

     Section 9.12.   USA PATRIOT Act.   Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTEL NETWORKS INC., as Borrower
By:	/s/ Karen Sledge
	Name:	Karen Sledge
	Title:	President

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ David M. Mallett
	Name:	David M. Mallett
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ David M. Mallett
	Name:	David M. Mallett
	Title:	Vice President

CITICORP USA, INC., as a Lender
By:	/s/ Tim Dilworth
	Name:	Tim Dilworth
	Title:	Vice President

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Suzanne Kaicher
	Name:	Suzanne Kaicher
	Title:	Attorney-in-Fact

EXPORT DEVELOPMENT CANADA, as a Lender
By:	/s/ David B. Guy
	Name:	David B. Guy
	Title:	Director-Telecom

By:	/s/ Michael J. Fortner
	Name:	Michael J. Fortner
	Title:	Financial Services Manager

SCHEDULE 1.01
FUNDED DEBT

	Description / Lender
Party	Capital Leases	Commitment US$ ’000	Drawn Amount US$ ’000	Maturity
NNL	101 — 16 Assets — CSC		486	Dec-06
NNL	145 — Sanmina		1,748	Mar-07
NNL	107 — Calgary SH		234	Jun-06
NNL	108 — EITF 01-08		836	Jun-07
NNL	167 — EITF 01-08		328	Jun-07
NNI	598 — Energy Management System Johnson Control		230	Mar-07
NNI	598 — GE SL 100 Switches — GE Capital		3,442	Jun-08
NNI	540 — Selectron — Tooling & Test Equip — Selectron		33	2007
NNI	540 — CSC Computer Devices — CSC		806	Mar-06
NNI	540 — Motorola		205	Oct-06
NNI	540 — JCI/SBC		299	Jun-07
NNI	540 — JCI/NTFC (GE Capital)		95	Oct-06
NNI	620 — EITF 01-08		387	Jul-07
NN ASIA	460 — Pakistan — Motor Vehicles		157	2008
NN UK	710 — Motorola		32
NN UK	710 — EITF 01-08 Flex, Cel, Sol		236	Jun-06
	Capital Leases (Sale Leasebacks)
NNL	101 — Belleville — Sidney Street Valley		501	Dec-06
NNL	051 — Palladium — Canada H&R REIT		19,037	Dec-15
NN CALA	313 — Sunrise — 1500 Concord Terrace LP		21,526	Feb-13
NNI	540 — RTP Gateway Centre — Wachovia Bank		114,978	Jun-16
NN SA	814 — Chateaufort — GIE les jeunes		82,806	May-13
NN CHINA	342 — STG-NCL Wangjing Project		20,995
	Operating Leases (Sale Leasebacks)
NNI	Santa Clara — Prudential		146,738	Dec-16
NNI	Rochester — Harris Corp		1,354	May-08
NNI	McLean, VA — Teachers REA		1,431	Aug-06

Party	Description / Lender	Commitment US$ ’000	Drawn Amount US$ ’000	Maturity
NNI	Galatyn III, Richardson, TX — Wireless (TX) LP		45,082	Nov-06
NNI	880 Technology Park, Billerica — Technology Park VLP		17,851	Mar-15
NN UK	Harlow — Goldacres Offices Ltd		116,000	Jul-2022
NNL	Brampton — Rogers		1,821	Dec-10
NN SA	Chateaudun — Flextronics		653	Aug-12
NNL	Montreal		7,600	2011
NN IRELAND	Galway
NN CALA	Campinas
	Long Term Debt (other than Existing Notes)
NNL	Marked to Market IR Swap		2,800	Feb-06
NN UK	Italy R&D costs — Ministro		263	Sep-10
NN UK	710 — IDB NITEC Loan — Invest NI		892	Sep-09
	Other Debt
NN ARGENTINA	CITIBANK		1,000	6 months
NN CHINA	342 — China — Bank of China	6,201	0	Nov-06
NN CHINA	342 — China — China Minisheng	12,403	0	Dec-06
NN CHINA	342 — China — CITIC Industrial	37,210	0	Dec-06
NN CHINA	342 — China — Bank of Communications	12,403	0	Jun-07
NN CHINA	342 — China — Industrial & Commercial Bank of China	6,201	0	Dec-06
NN ASIA	468 — LG JV	2,177	2,177	Mar-15

Schedule 2.01
Commitments

Lender	Tranche A Commitment	Tranche B Commitment
JPMorgan Chase Bank, N.A.	$326,923,076.92	$173,076,923.08
Citicorp USA, Inc.	261,538,461.54	138,461,538.46
Royal Bank of Canada	130,769,230.77	69,230,769.23
Export Development Canada	130,769,230.77	69,230,769.23
Total	$850,000,000.00	$450,000,000.00

SCHEDULE 5.09
LIENS EXISTING ON EFFECTIVE DATE

	Description / Lender
Party	Non-Credit Parties-Liens Securing Debt	Commitment US$ ’000	Drawn Amount US$ ’000	Maturity	Security
	Capital Leases
NN ASIA	460 — Pakistan — Motor Vehicles		157	2008	Motor Vehicles
NN UK	710 — Motorola		32		Equipment
NN UK	710 — EITF 01-08 Flex, Cel, Sol		236	Jun-06	Equipment

	Capital Leases (Sale Leasebacks)
NN CALA	313 — Sunrise — 1500 Concord Terrace LP		21,526	Feb-13	Real Estate
NN SA	814 — Chateaufort — GIE les jeunes		82,806	May-13	Real Estate
NN CHINA	342 — STG-NCL Wangjing Project		20,995		Real Estate

	Operating Leases (Sale Leasebacks)
NN UK	Harlow — Goldacres Offices Ltd		116,000	Jul-2022	Real Estate
NN SA	Chateaudun — Flextronics		653	Aug-12	Real Estate
NN IRELAND	Galway				Real Estate
NN CALA	Campinas				Real Estate

	Credit Parties — Secured Debt Operating Leases (Sale Leasebacks)
NNI	Santa Clara — Prudential		146,738	Dec-16	Real Estate
NNI	Galatyn III, Richardson, TX — Wireless (TX) LP		45,082	Nov-06	Real Estate

EXHIBIT A — Tranche A Note
February 14 , 2006
          For value received, NORTEL NETWORKS INC., a Delaware corporation (the “Borrower”), promises to pay to the order of _________________ (the “Lender”) in the manner specified in Article II of the Credit Agreement referred to below, the unpaid principal amount of each Tranche A Loan made by the Lender to the Borrower pursuant to the Credit Agreement on the maturity date specified therefor in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Tranche A Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in funds immediately available in New York at the office of the Agent specified in the Credit Agreement.
          All Tranche A Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Tranche A Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the Tranche A Notes referred to in the Credit Agreement dated as of February 14, 2006 among Nortel Networks Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

NORTEL NETWORKS INC.
By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL
	Principal	Type	Amount of
	Amount of	of	Principal		Notation
Date	Loan	Loan	Repaid	Maturity Date	Made by

EXHIBIT B — Tranche B Note
February 14, 2006
          For value received, NORTEL NETWORKS INC., a Delaware corporation (the “Borrower”), promises to pay to the order of _________________ (the “Lender”) in the manner specified in Article II of the Credit Agreement referred to below, the unpaid principal amount of each Tranche B Loan made by the Lender to the Borrower pursuant to the Credit Agreement on the maturity date specified therefor in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Tranche B Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in funds immediately available in New York at the office of the Agent specified in the Credit Agreement.
          All Tranche B Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Tranche B Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
          This note is one of the Tranche B Notes referred to in the Credit Agreement dated as of February 14, 2006 among Nortel Networks Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

NORTEL NETWORKS INC.
By:
Name:
Title:

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL
	Principal	Type	Amount of
	Amount of	of	Principal		Notation
Date	Loan	Loan	Repaid	Maturity Date	Made by

Exhibit C—Opinion of Special U.S. Counsel for the Credit Parties
Writer’s Direct Dial: (212) 225-2730
E-Mail: wolson@cgsh.com
February 14, 2006
To each of the Lenders, the Administrative Agent and
the Collateral Agent referred to below
c/o JPMorgan Chase Bank, N.A.
as Administrative Agent and Collateral Agent
270 Park Avenue
New York, NY 10017
To Export Development Canada,
as provider of the EDC Support Facility (as defined in
the U.S. Security Agreement)
151 O’Connor
Ottawa, Ontario K1A 1K3
Canada
Ladies and Gentlemen:
          We have acted as special United States counsel to Nortel Networks Inc., a Delaware corporation (the “Corporation”), Nortel Networks Limited, a Canadian corporation (“NNL”), and Nortel Networks Corporation, a Canadian corporation (“NNC” and together with the Corporation and NNL, the “Covered Companies”), in connection with the Credit Agreement dated as of February 14, 2006 (the “Credit Agreement”) among the Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., as Joint Bookrunners and Joint Lead Arrangers, Citicorp USA, Inc., as Syndication Agent, Royal Bank of Canada, as Documentation Agent, and Export Development Canada (“EDC”), as Managing Agent. This opinion is furnished to you pursuant to Section 3.01(h) of the Credit Agreement.

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 2
          Unless otherwise defined herein, capitalized terms defined in the Credit Agreement or the U.S. Security Agreement are used herein as defined therein.
          In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Credit Agreement;

(b)	an executed copy of the U.S. Security Agreement dated as of February 14, 2006 (the “U.S. Security Agreement”) among the Corporation, JPMorgan Chase Bank, N.A., as Collateral Agent, and EDC;

(c)	an executed copy of the Guarantee Agreement dated as of February 14, 2006 (the “Guarantee Agreement”) among the Corporation, NNC, NNL, JPMorgan Chase Bank, N.A., as Administrative Agent, and EDC;

(d)	an executed copy of the Canadian Security Agreement dated as of February 14, 2006 (the “Canadian Security Agreement”) among NNC, NNL, JPMorgan Chase Bank, N.A., as Collateral Agent, and EDC;

(e)	copies of the indentures identified by the Corporation pursuant to which certain debt securities of NNL, NNC and Nortel Networks Capital Corporation (“NNCC”), a Delaware corporation, are outstanding, each of which are stated to be governed by New York law and which are listed on Schedule I hereto (the “Existing Indentures,” including as defined in Schedule I, the 1996 Indenture and the 2001 Indenture); and

(f)	the other documents delivered by the Covered Companies at the closing pursuant to the Covered Documents, including copies of the Corporation’s Certificate of Incorporation, as amended, and By-Laws, certified by the Secretary of State of the State of Delaware and the corporate secretary of the Corporation, respectively.
          The documents referenced in clauses (a) through (c) above are collectively referred to herein as the “Covered Documents.”
          In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Corporation and such other instruments and other certificates of public officials, officers and representatives of the Corporation and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 3
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of each Covered Company in the Covered Documents).
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
          1. The Corporation is validly existing as a corporation in good standing under the laws of the State of Delaware.
          2. The Corporation has corporate power to enter into each Covered Document to which it is a party and to perform its obligations thereunder.
          3. The execution and delivery of each Covered Document to which it is a party have been duly authorized by all necessary corporate action of the Corporation, and each Covered Document has been duly executed and delivered under the law of the State of New York by each Covered Company party thereto. Each Covered Document is a valid and binding obligation of each Covered Company party thereto, enforceable in accordance with its terms.
          4. The execution and delivery of each Covered Document by each Covered Company party thereto do not, and the performance by each such Covered Company of its obligations under each Covered Document (a) will not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States of America or the State of New York that in our experience normally would be applicable to general business entities with respect to such execution, delivery or performance, except (i) such filings and other actions as may be required to perfect the security interest in favor of the Collateral Agent which the U.S. Security Agreement purports to create, (ii) intellectual property filings, (iii) any other filings required after the date hereof pursuant to Section 5.17 of the Credit Agreement, when required, and (iv) such other consents, authorizations, approvals or filings, if any, as may be required in connection with the performance of the Covered Documents due to the specific nature or scope of any particular business or activity conducted, or asset held, by a Covered Company, or (b) result in a breach of any of the terms and provisions of, or constitute a default under, any of the Existing Indentures.
          5. The U.S. Security Agreement creates a security interest, in favor of the Collateral Agent for the benefit of the Secured Parties, in the Corporation’s rights in the items of collateral pledged by it and listed (and not excluded) in Section 2 of the U.S. Security Agreement, to the extent Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “UCC”) is applicable thereto (the “Collateral”), to secure the Secured

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 4
Obligations, except that the U.S. Security Agreement will create a security interest in any such portion of the Collateral pledged by the Corporation in which the Corporation has no present rights only when the Corporation acquires rights therein.
          6. With respect to that portion of the Collateral that consists of instruments (within the meaning of Section 9-102 of the UCC) or certificated securities (within the meaning of Section 8-102(a)(4) of the UCC), the Collateral Agent will have a perfected security interest in each such instrument or certificated security from time to time delivered, duly indorsed in the name of the Collateral Agent or in blank, to the Collateral Agent in the State of New York, which security interest will have priority over the claims of other creditors to the extent such priority is determined pursuant to the UCC and which security interest will remain a perfected security interest for as long as possession thereof is continuously maintained in the State of New York by the Collateral Agent.
          7. The security interest in the Collateral will continue in any “identifiable proceeds” (within the meaning of the UCC) of such Collateral to the extent and subject to the limitations provided in Section 9-315 of the UCC.
          8. The making of the Loans as contemplated by the Credit Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Board”).
          In rendering the opinions set forth above, we express no opinion with respect to:
          (i) the validity, binding effect or enforceability of any provision in any Covered Document that purports to (a) impose on the Collateral Agent or any other person standards for the care of Collateral in its possession other than as provided for in Section 9-207 of the UCC, (b) permit the Collateral Agent or any other person to vote or otherwise exercise any rights with respect to any Collateral absent compliance with the requirements of applicable laws and regulations as to the voting of or other exercise of rights with respect to such Collateral, (c) waive, or consent to the absence of compliance with, any rights of any Covered Company, or duties owing to it as a matter of law, except to the extent that the Covered Company may so waive or consent under applicable law, or (d) provide indemnification of any person to the extent such provision covers or could be construed to cover losses or claims under federal or state securities laws or to the extent inconsistent with public policy; and
          (ii) the priority of any security interest in or to any of the Collateral or the perfection of any security interest in or to any of the Collateral, other than as specifically expressed in such opinions.

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 5
          In addition, we have assumed that:
          (i) the Corporation has rights in the Collateral pledged by it (and we express no opinion with respect thereto);
          (ii) in rendering the opinion in paragraph 6 above, we have assumed that as of the date hereof and at any time an instrument or a certificated security is delivered to the Collateral Agent for the benefit of the Secured Parties, the Collateral Agent takes delivery (x) in the case of any instrument, in good faith and without knowledge that the Collateral Agent’s interest violates the rights of any other secured party, (y) in the case of any certificated securities, without notice of any adverse claim, within the meaning of the UCC and (z) each signature on any indorsement or power is genuine and duly authorized and there has been compliance with any restrictive indorsements or other restrictions on or procedures required for transfer of interests in such Collateral. We express no opinion with respect to the priority of the security interest of the Collateral Agent for the benefit of the Secured Parties against (a) any lien, claim or other interest that arises by operation of law and is given priority over perfected security interests, (b) any lien or claim in favor of the United States or any agency or instrumentality thereof (including without limitation liens arising under the federal or state tax laws or ERISA), and (c) any claim given priority pursuant to 31 U.S.C. §3713. We have also assumed that any certificated securities of any Person organized in a jurisdiction other than a State of the United States constitute “securities” within the meaning of the UCC. In addition, insofar as the security interest granted to the Collateral Agent in the U.S. Security Agreement secures “future advances” within the meaning of the UCC, the priority of such security interest will be subject to the limitations set forth in Section 9-323 of the UCC;
          (iii) we have assumed that the Canadian Security Agreement would be enforced as written;
          (iv) in rendering the opinion in paragraph 4(b) above, we have assumed that, as of the date hereof, (a) the aggregate amount of (1) all indebtedness for borrowed money secured by a Lien upon any property of the Corporation, NNL or NNCC and (2) all Attributable Debt (as defined in the 1996 Indenture) in respect of all Financing Leases (as defined in the 1996 Indenture) entered into on or after February 15, 1996 does not exceed 15% of NNL’s Consolidated Net Tangible Assets (as defined in the 1996 Indenture) as of September 30, 2005 and (b) the aggregate amount of all indebtedness for borrowed money secured by a Lien upon any property of the Corporation, NNC, NNL or NNCC does not exceed 15% of NNL’s Consolidated Net Tangible Assets (as defined in the 2001 Indenture) as of September 30, 2005; and

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 6
          (v) in rendering the opinion in paragraph 8 above, we have assumed that none of the Lenders is a “creditor” within the meaning of Regulation T of the Board or a “foreign branch of a broker-dealer” within the meaning of Regulation X of the Board.
          Insofar as the foregoing opinions relate to the valid existence and good standing of the Corporation, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware and on a telephonic confirmation from such Secretary of State.
          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Covered Company or the creation or perfection of any security interest, we have assumed that (a) each Covered Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any Covered Company regarding matters of the federal law of the United States of America, the General Corporation Law of the State of Delaware or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such Covered Document), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) with regard to NNC and NNL, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditor’s rights. In addition, certain of the remedial provisions of the Security Agreement may be further limited or rendered unenforceable by other applicable laws or judicially adopted principles which, however, in our judgment do not make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the principal benefits purported to be afforded thereby (except for the economic consequence of procedural or other delay).
          The opinions set forth above are subject to the following qualifications:
          (a) We express no opinion as to (i) Section 9.04 of the Credit Agreement or Section 4.07 of the Guarantee Agreement insofar as it provides that any Person may exercise set-off or similar rights and (ii) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of any Covered Document may be sought that limits the rates of interest legally chargeable or collectible.
          (b) With respect to the submission in any Covered Document to the jurisdiction of a United States federal court sitting in the State of New York, we express no opinion as to the subject matter jurisdiction of any such court to adjudicate any action relating to such Covered Document where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 7
          (c) We have assumed that any assignments made by or among the Lenders of their rights and obligations under the Credit Agreement will not contravene New York Judiciary Law Section 489 (which makes it a criminal offense to take an assignment of a debt obligation with the intent of and for the purpose of bringing an action or proceeding thereon).
          (d) We express no opinion with respect to the enforceability of the restriction on assignment contained in Section 9.06(a) of the Credit Agreement.
          (e) We express no opinion with respect to the enforceability of Section 2.01 of the Guarantee Agreement to the effect the guarantors are liable as primary rather than secondary obligors.
          (f) The waiver of defenses contained in Section 2.02 of the Guarantee Agreement may be ineffective to the extent that any such defense involves a matter of public policy in New York.
          The foregoing opinions are limited to the federal law of the United States of America, the General Corporation Law of the State of Delaware and the law of the State of New York.

JPMorgan Chase Bank, N.A.
As Administrative Agent and Collateral Agent, et. al.
February 14, 2006
p. 8
          We are furnishing this opinion letter to each of you, as a Lender, and in the case of JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, solely for your benefit in your capacity as such in connection with the transactions contemplated by the Covered Documents. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion may be furnished to, and relied upon by, any transferee of a Lender’s rights and obligations under the Credit Agreement properly transferred in accordance with the Credit Agreement, and you or any such transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Wanda J. Olson

Wanda J. Olson, a Partner

SCHEDULE I
1. The Indenture, dated as of November 30, 1988, between NNL and The Toronto-Dominion Bank Trust Company, as trustee, as amended from time to time.
2. The Indenture, dated as of February 15, 1996 (the “1996 Indenture”), among NNL, as guarantor, the NNCC, as issuer, and The Bank of New York, as trustee, as amended from time to time.
3. The Indenture, dated as of December 15, 2000, among NNL, NNC and Deutsche Bank Trust Company Americas, as successor to Citibank, N.A., as trustee, as amended from time to time.
4. The Indenture, dated as of August 15, 2001 (the “2001 Indenture”), among NNC, as issuer, NNL, as guarantor, and Deutsche Bank Trust Company Americas, as successor to The Bankers Trust Company, as trustee, as amended from time to time.

Exhibit D—Opinion of General Counsel-Corporate and Corporate Secretary of NNC
February 14, 2006

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
as Collateral Agent for the Secured Parties	as Administrative Agent for the Lenders
270 Park Avenue	270 Park Avenue
New York, NY 10017	New York, NY 10017

The Secured Parties under the Security	The Lenders under the Credit Agreement
Agreements referred to below	referred to below
Ladies and Gentlemen:
          I am the General Counsel – Corporate and Corporate Secretary of Nortel Networks Corporation (the “NNC”) and give this opinion pursuant to Article III, clause (i) of the Credit Agreement dated as of February 14, 2006 (the “Credit Agreement”) among Nortel Networks Inc. (“NNI”), as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., (“JPMorgan”) as Administrative Agent, J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., as Joint Bookrunners and Joint Lead Arrangers, Citicorp USA, Inc., as Syndication Agent, Royal Bank of Canada, as Documentation Agent, and Export Development Canada, as Managing Agent.
          I have examined executed copies of:
(a)	the Credit Agreement;

1

(b)	the U.S. Security Agreement dated as of February 14, 2006 (the “U.S. Security Agreement”) among NNI, JPMorgan Chase Bank, N.A., as Collateral Agent and Export Development Canada (“EDC”), as provider of the EDC support facility;

(c)	the Guarantee Agreement dated as of February 14, 2006 among NNI, as borrower and guarantor, Nortel Networks Limited (“NNL”), as guarantor, NNC, as guarantor, and JPMorgan Chase Bank, N.A., as administrative agent;

(d)	the Canadian Security Agreement dated as of February 14, 2006 (together with the U.S. Security Agreement, the “Security Agreements”) among NNC, NNL, JPMorgan Chase Bank, N.A., as Collateral Agent and EDC, as provider of the EDC support facility;

(e)	Deed of hypothec and issue of bonds entered into on February 14, 2006 before a notary by NNL in favour of JPMorgan Chase Bank, N.A., as fonde de pouvoir for the holders of the bonds issued thereunder (the “NNL Hypothec”);

(f)	Deed of hypothec and issue of bonds entered into on February 14, 2006 before a notary by NNC in favour of JPMorgan Chase Bank, N.A., as fonde de pouvoir for the holders of the bonds issued thereunder (the “NNC Hypothec”, and together with the NNL Hypothec, the “Hypothecs” and individually a “Hypothec”);

(g)	Pledge agreement dated as of February 14, 2006 executed by and between NNL and the Collateral Agent, in respect of the bond issued under the NNL Hypothec;

(h)	Pledge agreement dated as of February 14, 2006 executed by and between NNC and the Collateral Agent , in respect of the bond issued under the NNC Hypothec;

(i)	A $5,000,000,000 25% demand bond dated February 14, 2006 issued by NNL in favour of the Collateral Agent (the “NNL Bond”);

(j)	A $5,000,000,000 25% demand bond dated February 14, 2006 issued by NNC in favour of the Collateral Agent (the “NNC Bond”);

(k)	Delivery order dated February 14, 2006 executed by NNL in respect of the NNL Bond; and

(l)	Delivery order dated February 14, 2006 executed by NNC in respect of the NNC Bond.
     The documents referenced in clauses (a) through (l) above are collectively referred to herein as the “Covered Documents.”
          I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and considered such questions of law as I have deemed necessary or advisable for purposes of this opinion.

2

          I am qualified to practice law solely in the Province of Ontario, Canada and accordingly express no opinion as to any laws or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein (collectively, “Ontario Law”).
          In rendering this opinion, I have assumed:
(a)	the genuineness of all signatures (other than mine) whether on originals or copies of the documents I have examined and the legal capacity at all relevant times of all natural persons signing any such documents;

(b)	that all original documents reviewed by me are authentic;

(c)	that all copies of documents reviewed by me conform to the originals of such documents;

(d)	that all certificates of public officials are accurate; and

(e)	that all information provided to me by all federal and provincial government agencies and departments was correct on the currency dates thereof, and that such information remains correct to the date hereof.
          No opinion is given with respect to (i) the enforceability of the Covered Documents and (ii) whether the formal requirements of execution applicable in the Province of Quebec have been met with respect to the execution of the Covered Documents listed in paragraphs (e) to (l) inclusively above, to the extent that such requirements may be applicable.
          With respect to the opinion in paragraph 1 below, I have relied exclusively as to certain matters of fact upon a certificate of compliance for each of NNC and NNL (collectively, the “Corporations”) each dated February 14, 2006, issued by Industry Canada, a copy of which is attached.
          Upon the basis of the foregoing, I am of the opinion that:
1. Each Corporation is a corporation validly existing under the Canada Business Corporations Act and has not been dissolved.
2. Each Corporation has the corporate power and capacity to own or lease its properties and assets, to carry on its business as it is currently being conducted and to authorize, execute and deliver the Covered Documents to which it is a party and to exercise its rights and perform its obligations thereunder.
3. Each Corporation has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Covered Documents.
4. The Covered Documents have been duly executed by each Corporation party thereto.

3

5. To the extent Ontario Law applies, the Covered Documents have been duly delivered by each Corporation party thereto.
6. The execution and delivery of each of the Covered Documents by each Corporation party thereto and the performance by such Corporation of its obligations thereunder do not and will not result in any breach or default by such Corporation under:
(a)	any provision of the constating documents or by-laws of such Corporation; or

(b)	any statute or regulation of the Province of Ontario, or of Canada applicable in Ontario, to which such Corporation is subject.

4

          I am furnishing this opinion letter to you, as a Lender and as a Secured Party, and in the case of JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, solely for your benefit in your capacity as such in connection with the transactions contemplated by the Covered Documents. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion may be furnished to, and relied upon by, any transferee of a Lender’s rights and obligations under the Credit Agreement properly transferred in accordance with the Credit Agreement, and you or any such transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are rendered on and as of the date hereof, and I assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly,

/s/ Gordon A. Davies

Gordon A. Davies
General Counsel — Corporate and Corporate Secretary

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Exhibit E-1—Opinion of Special Canadian Counsel for the Credit Parties
February 14, 2006
JPMorgan Chase Bank, N.A
as Administrative Agent
under the Credit Agreement and the Lenders
from time to time party to the Credit Agreement
as each such term is hereinafter defined
270 Park Avenue
New York, NY 10017
Export Development Canada
as provider of the EDC Support Facility
referred to in the Canadian Security Agreement
as each such term is hereinafter defined
50 O’Connor Street, Suite 1100
Ottawa, ON K1A 0S6
Ladies and Gentlemen:

Re:	Canadian Security Agreement dated as of February 14, 2006 among Nortel Networks Limited, Nortel Networks Corporation, the Subsidiary Lien Grantors from time to time party thereto and JPMorgan Chase Bank, N.A., as collateral agent, and Export Development Canada as provider of the EDC Support Facility
        We have acted as special counsel to each of Nortel Networks Corporation and Nortel Networks Inc. (collectively, the “Financing Parties” and individually, a “Financing Party”) in connection with a Canadian Security Agreement dated as of February 14, 2006 (the “Canadian Security Agreement”) among Nortel Networks Limited (“NNL”), Nortel Networks Corporation. (“NNC”) and JPMorgan Chase Bank, as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”) and Export Development Canada (“EDC”) as provider of the EDC Support Facility.
        This opinion is being delivered to you pursuant to section 3.01(j) of the Credit Agreement dated as of February 14, 2006 among Nortel Networks Inc. (“NNI”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein have the respective meanings ascribed to them in the Canadian Security Agreement.

1.	Documentation
          In acting as such counsel, we have participated in the preparation of the Canadian Security Agreement.
          In addition, we have reviewed the Credit Agreement, the Guarantee Agreement dated as of February 14, 2006 (the “Guarantee Agreement”) among NNI, as borrower and guarantor, NNL, as guarantor, NNC, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and EDC, as provider of the EDC Support Facility and the U.S. Security Agreement dated as of February 14, 2006 (the “U.S. Security Agreement”) among NNI, the subsidiary lien grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as collateral agent and EDC, as provider of the EDC Support Facility. The Credit Agreement, the Guarantee Agreement and the U.S. Security Agreement are referred to collectively as the “Foreign Law Agreements” and the Foreign Law Agreements and the Canadian Security Agreement are referred to collectively as the “Credit Documents”.
2.	Jurisdiction and Effective Date
          We are qualified to practice law only in the Province of Ontario. We express no opinion herein as to any laws, or any other matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein in force on the date hereof (“Ontario Law”). Without limiting the generality of the immediately preceding sentence, we express no opinion with respect to the laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of the security interest created by the Canadian Security Agreement as a result of the application of Ontario conflict of laws rules, including, without limitation, sections 5 to 8 of the Personal Property Security Act (Ontario) (“PPSA”).
3.	Scope of Examinations
          We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary, or appropriate to enable us to express the opinions expressed herein.
          We have also relied upon searches that we conducted, or caused to be conducted, in the Province of Ontario as of the dates specified in Schedule “A” hereto, for registrations, filings or recordings made in offices of public record listed in Schedule “A” (the “Searches”). The searches were conducted against the current names of each of the Financing Parties (including, in each case, both the English and French versions, if any) specified in Schedule “A”. Our searches revealed that none of the Financing Parties had names other than their current names since May 1, 2000. The results of the Searches are set out in Schedule “A”.
          We have registered financing statements under the PPSA in connection with the Canadian Security Agreement. A summary of the information contained in the verification statements issued in respect of such registrations is set out in Schedule “B” hereto.

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4.	Assumptions and Reliances
          For the purposes of the opinions herein expressed, we have, with your permission and without independent investigation or verification:
(a)	assumed the genuineness of all signatures (whether on originals or copies of documents) and the authority of all persons signing documents examined by us, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents and instruments submitted to us as originals, the conformity to authentic originals of all documents submitted to us as notarial, certified, conformed, photostatic, facsimile or electronically reproduced copies thereof, the authenticity of the originals of such copies and facsimiles and the accuracy of all certificates of public officials and corporate officers;

(b)	assumed the accuracy and completeness of and have assumed the continued accuracy on the date hereof, and have relied on the indices and filing system maintained at the public offices where the public searches referred to in Schedule “A” were conducted;

(c)	assumed the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties in the Canadian Security Agreement and the Credit Agreement);

(d)	assumed that each of the Financing Parties is a corporation validly existing under the laws of its jurisdiction of incorporation, amalgamation, merger or continuance, as applicable, and has the corporate power and authority to authorize, execute and deliver the Canadian Security Agreement and to exercise its rights and perform its obligations thereunder;

(e)	assumed that the Canadian Security Agreement has been duly authorized, executed and delivered by the parties or signatories thereto;

(f)	assumed that the Canadian Security Agreement is a legal, valid and binding obligation of the Collateral Agent, EDC and each of the Secured Parties enforceable against such persons in accordance with its terms;

(g)	assumed that each of the Secured Obligations (as that term is defined in the Canadian Security Agreement) constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their terms;

(h)	assumed that value has been given by the Collateral Agent or one or more Secured Parties to the Financing Parties and that the Financing Parties have rights in the personal property described in the Canadian Security Agreement (the “Collateral”);

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(i)	assumed that the execution and delivery of the Canadian Security Agreement by each of the Financing Parties and the performance by each of the Financing Parties of its obligations thereunder does not constitute or result in a violation or a breach of or a default under (a) its articles or by-laws or (b) any law, rule or regulation having force of law applicable in the Province of Ontario; and

(j)	assumed, for the purposes of the opinion expressed in paragraph 5(h), to the extent such opinion relates to the Foreign Law Agreements, that the laws of the State of New York are identical to Ontario Law.
5.	Opinions
       Based on the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:
(a)	The Canadian Security Agreement constitutes a legal, valid and binding obligation of each Financing Party, enforceable against such Financing Party in accordance with its terms.

(b)	The Canadian Security Agreement creates a security interest in favour of the Collateral Agent for its benefit and the benefit of the Secured Parties in the Collateral to which the PPSA applies to secure the payment and performance of the obligations described therein as being secured thereby.

(c)	Registration has been made in all public offices provided for under the laws of the Province of Ontario or the federal laws of Canada applicable therein where such registrations are necessary to protect, preserve or perfect the security interest created by the Canadian Security Agreement in the Collateral in favour of the Collateral Agent for the benefit of the Secured Parties.

(d)	Assuming possession by the Collateral Agent of the Pledged Certificated Securities and the Pledged Uncertificated Securities listed on Schedule “C” hereto (collectively, the “Pledged Securities”) in the Province of Ontario on the date hereof the PPSA provides that the laws of the Province of Ontario will govern the perfection and effect of perfection or non-perfection of the security interest therein in favour of the Collateral Agent.

(e)	Assuming possession by the Collateral Agent of the Pledged Securities in the Province of Ontario on the date hereof the Collateral Agent has a security interest in the Pledged Securities that is perfected by possession, provided that possession of the Pledged Securities as collateral is retained by the Collateral Agent or a person on its behalf other than the Financing Parties or their agent.

(f)	Provided that the Collateral Agent (i) has acted in good faith, (ii) has had no notice of any adverse claim affecting the Pledged Securities and (iii) has possession of the Pledged Securities in the Province of Ontario, the security interest created by the Canadian Security Agreement in the Pledged Securities in favour of the Collateral Agent for its benefit and the benefit of the Secured

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Parties has priority over any other security interest in the Pledged Securities perfected by registration or temporarily perfected under the PPSA.

(g)	The Searches disclosed no registration which is sufficient to perfect a security interest in the Collateral under the PPSA other than the registrations identified in Schedule “A”.

(h)	The execution, delivery and performance by each of NNL, NNI and NNC of each of the Credit Documents to which it is a party do not breach the Amended and Restated Master Facility Agreement dated October 24, 2005 between NNL and EDC (the “EDC Agreement”). The review undertaken for the purposes of providing this opinion has been limited to identifying breaches of the EDC Agreement that would be apparent to us as legal professionals and no further steps, such as the making of calculations or the testing of financial or other covenants, have been taken.

(i)	The choice of the State of New York law (the “Foreign Law”) as the governing law of each of the Foreign Law Agreements will be upheld as a valid choice of law by courts of competent jurisdiction in the Province of Ontario (“Ontario Courts”), provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the law of any other jurisdiction) and further provided that it is not contrary to public policy, as that term is understood under Ontario Law (“Public Policy”). We have no reason to believe that the choice of Foreign Law in this context would not be bona fide or would be contrary to Public Policy.

(j)	In a proceeding brought before an Ontario Court for the enforcement of any of the Foreign Law Agreements, the Ontario Court would apply the Foreign Law, in accordance with the parties’ choice of the Foreign Law as the governing law of the Guarantee Agreement, to all issues which, under Ontario Law, are to be determined in accordance with the chosen law of the contract, provided that:
(i)	the parties’ choice of the Foreign Law is bona fide and is not contrary to Public Policy; and

(ii)	in any such proceeding, and notwithstanding the parties’ choice of law, the Ontario Court:
(1)	will not take judicial notice of the provisions of the Foreign Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(2)	will apply Ontario Law that under such law would be characterized as procedural and will not apply any Foreign Law that under Ontario Law would be characterized as procedural;

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(3)	will apply provisions of Ontario Law that have overriding effect;

(4)	will not apply the Foreign Law if such application would be characterized under Ontario Law as the direct or indirect enforcement of a foreign revenue, expropriatory or penal law or if its application would be contrary to Public Policy; and

(5)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed.
(k)	An Ontario Court would give a judgment based upon a final and conclusive in personam judgment of a United States District Court for the Southern District of New York and of any New York State Court sitting in New York City (collectively, “Foreign Court”) for a sum certain, obtained against NNC or NNL with respect to a claim arising out of the any of the Foreign Law Agreements (a “Foreign Judgment”), without reconsideration of the merits:
(i)	provided that:
(1)	the Foreign Court had jurisdiction over the subject matter and the parties to the applicable Foreign Law Agreement as recognized by the Ontario Court and the Foreign Court;

(2)	no new admissible evidence, right or defence relevant to the action accrues or is discovered prior to the rendering of a judgment by the Ontario Court;

(3)	an action to enforce the Foreign Judgment is commenced in the Ontario Court within any applicable limitation period;

(4)	the Ontario Court has discretion to stay or decline to hear an action on the Foreign Judgment if the Foreign Judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action; and

(5)	the Ontario Court will render judgment only in Canadian dollars.
(ii)	subject to the following defences:
(1)	the Foreign Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(2)	the Foreign Judgment is for a claim which under Ontario Law would be characterized as based on a foreign revenue, expropriatory or penal law;

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(3)	the Foreign Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to therein; or

(4)	the Foreign Judgment has been satisfied or is void or voidable under Foreign Law.
(l)	The submission to the non-exclusive jurisdiction of the Foreign Court pursuant to the Foreign Law Agreements would be recognized by an Ontario Court as conferring jurisdiction on the Foreign Court.
6.	Qualifications
      The opinions herein set forth are subject to the following qualifications:
(a)	The enforceability of the Canadian Security Agreement is subject to or may be limited by bankruptcy, insolvency, arrangement, reorganization, winding-up, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally.

(b)	The enforceability of the Canadian Security Agreement is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, are in the discretion of the court.

(c)	No opinion is expressed regarding the enforceability of any provision contained in the Canadian Security Agreement which purports to provide that any portion thereof which is unenforceable may be severed without affecting the enforceability of the remaining provisions.

(d)	The Currency Act (Canada) precludes the courts in Canada from awarding a monetary judgment in any currency other than Canadian dollars.

(e)	The recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred and the court has the discretion to determine by whom and to what extent costs and expenses incidental to court proceedings shall be paid.

(f)	Rights of indemnification may be limited by applicable law.

(g)	Any requirement to pay interest at a greater rate after than before default may not be enforceable if it is construed by a court to constitute a penalty or is contrary to the Interest Act (Canada).

(h)	The Collateral Agent and the Secured Parties may be required to demand payment of the applicable Financing Party and to give a reasonable time to repay following a demand for payment prior to taking any action to enforce

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rights of repayment or before exercising any of the rights and remedies expressed to be exercisable by the Collateral Agent and the Secured Parties in the Canadian Security Agreement.

(i)	We express no opinion as to the enforceability of any provision of the Canadian Security Agreement:
(i)	which purports to waive any statutory rights;

(ii)	which purports to waive any or all defences which might be available to, or constitute a discharge of the liability of, any Financing Party;

(iii)	to the extent it purports to exculpate the Collateral Agent or any Secured Party from liability in respect of acts or omissions which may be illegal, fraudulent or involve gross negligence or wilful misconduct; and

(iv)	which states that modifications, amendments or waivers are not binding unless in writing.
(j)	The PPSA imposes certain obligations on secured creditors which cannot be varied by contract. The PPSA may also affect the enforcement of certain rights and remedies under the Canadian Security Agreement to the extent that those rights and remedies are inconsistent with or contrary to certain provisions of the PPSA including, without limitation, Sections 16, 17 and 39 and Part V of the PPSA.

(k)	Changes in a debtor’s name or the transfer by it to a third party of any of its personal property would require timely registration of a financing change statement properly completed in the manner prescribed under the PPSA to preserve perfection of the security interests therein.

(l)	Any security interests hereafter arising in proceeds of collateral that are motor vehicles or that may hereafter be or become a fixture or an accession or that may be commingled with the other goods will be subject to the rights of certain claimants in the circumstances prescribed in the PPSA, unless specific notifications or registrations are made.

(m)	With respect to the opinions expressed in paragraphs 5(d) to 5(f) hereof, possession of an uncertificated security is taken only where the pledge and security interest are effected by the making of an appropriate entry in the records of the clearing agency or custodian of such uncertificated securities.

(n)	No opinion is expressed with respect to the existence of, or right, title or interest of the Financing Parties, to any property.

(o)	Except as specifically expressed in paragraph 5(f) hereof, we express no opinion regarding the priority of the security interest created by the Canadian Security Agreement.

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(p)	No opinion is expressed regarding the creation, validity, enforceability or perfection of any security interests or other interest expressed to be created by or under the Canadian Security Agreement in any property of the Financing Parties or any proceeds of such property that are not identifiable or traceable or in any property to which the PPSA does not apply.

(q)	A mortgage, charge, assignment or security interest in any property which is in the nature of a trade-mark, copyright, patent, licence, approval, privilege, franchise, permit, lease, instrument, contract or agreement, or in any property subject to the Financial Administration Act (Canada), (“Special Property”) may not be valid, binding or enforceable because of the terms of the Special Property or any statute, rule or regulation requiring a consent, approval or other authorization or registration which has not been given or made.

(r)	Enforceability of the Canadian Security Agreement will be subject to the limitations contained in the Limitations Act, 2002 (Ontario) and we express no opinion as to whether a court may find any provision of the Canadian Security Agreement to be enforceable on the basis that it is an attempt to vary or exclude a limitation under that Act.

(s)	We express no opinion as to whether it may be necessary, in connection with the enforcement of the Canadian Security Agreement, for any person proposing to take possession of, acquire, own or operate all or any part of the Collateral, to obtain any licence, franchise, permit, consent, approval, registration or other authorization or exemption.

(t)	A receiver, a manager or a receiver and manager appointed pursuant to the Canadian Security Agreement may, for certain purposes, be treated as the agent of the creditor and not solely as the agent of the debtor and the creditor may not be deemed to be acting as the agent and attorney of the debtor in making such appointment, notwithstanding any provision in the Canadian Security Agreement to the contrary.
       This opinion is provided solely for the benefit of the parties to whom it is addressed and their respective successors and assigns, relates exclusively to the transactions outlined above and may not be used or relied upon by any such party for any other purpose or relied upon by any other person for any purpose whatsoever without our prior written consent.
Yours truly,

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SCHEDULE “A”
PERSONAL PROPERTY SEARCH RESULTS
The following sets forth the searches made in the records of the central office of the Ontario Personal Property Security Registration System.
1.	NORTEL NETWORKS LIMITED/CORPORATION NORTEL NETWORKS LIMITEE

A.	PPSA Searches
The registrations annexed hereto as Appendix B-1 were found in searches, current as at February 9, 2006, of the names “NORTEL NETWORKS LIMITED”, “CORPORATION NORTEL NETWORKS LIMITEE”, “NORTEL NETWORKS LIMITED/CORPORATION NORTEL NETWORKS LIMITEE” and “CORPORATION NORTEL NETWORKS LIMITEE/NORTEL NETWORKS LIMITED”.
B.	Bankruptcy Searches

(a)	Our search of the records for the Superintendent of Bankruptcy (Official Receiver) for all districts and divisions in Canada disclosed no record involving the name “NORTEL NETWORKS LIMITED”, “NORTEL NETWORKS LIMITED/CORPORATION NORTEL NETWORKS LIMITEE”, “CORPORATION NORTEL NETWORKS LIMITEE” and “CORPORATION NORTEL NETWORKS LIMITEE/NORTEL NETWORKS LIMITED” as of January 27, 2006.

(b)	Bankruptcy search at the office of the Registrar in Bankruptcy of the Bankruptcy/Commercial Courts (Toronto Office) (current to January 31, 2006)*:

File Number:	01-CL-004013

Date Filed:	02/06/2001

Bankrupt/Applicant/Petitioner:	Nortel Networks Ltd.
Type:	Applicant

Respondents:	Connect Communications Inc.
(Plus Group Respondents)
Type:	Respondents

Case Type:	Civil — Bankruptcy Act
C.	Bank Act
Notice of Intention to Give Security Under The Bank Act (current to February 1, 2006):
Nil.

D.	Execution Searches
Search for registrations under the Executions Act (Sheriff: Land Titles, 66 Toronto, LRO #43 Brampton, LRO#4 Ottawa, LRO #33 Middlesex and LRO #21 Hastings) with a Certificate date of February 1, 2006:
Nil.
2.	NORTEL NETWORKS CORPORATION/CORPORATION NORTEL NETWORKS

A.	PPSA Searches
The registrations annexed hereto as Appendix B-2 were found in searches, current as at February 9, 2006, of the names “NORTEL NETWORKS CORPORATION”, “CORPORATION NORTEL NETWORKS”, “NORTEL NETWORKS CORPORATION/CORPORATION NORTEL NETWORKS” and “CORPORATION NORTEL NETWORKS/NORTEL NETWORKS CORPORATION”.
B.	Bankruptcy Searches

(a)	Our search of the records for the Superintendent of Bankruptcy (Official Receiver) for all districts and divisions in Canada disclosed no record involving the name “NORTEL NETWORKS CORPORATION”, “NORTEL NETWORKS CORPORATION/CORPORATION NORTEL NETWORKS”, “CORPORATION NORTEL NETWORKS” and “CORPORATION NORTEL NETWORKS/NORTEL NETWORKS CORPORATION” as of January 27, 2006.

(b)	Bankruptcy search at the office of the Registrar in Bankruptcy of the Bankruptcy/Commercial Courts (Toronto Office) (current to January 31, 2006)*:

File Number:	00-CL-003687

Date Filed:	03/13/2000

Bankrupt/Applicant/Petitioner:	Nortel Networks Corporation
BCE Inc.
Type:	Applicants

Case Type:	Civil — Bankruptcy or Insolvency

File Number:	00-CL-003757

Date Filed:	03/23/2000

Bankrupt/Applicant/Petitioner:	Nortel Networks Corp. (Plus Group
Applicants)
Type:	Applicants

Case Type:	Civil — Bankruptcy or Insolvency

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C.	Bank Act
Notice of Intention to Give Security Under The Bank Act (current to February 1, 2006):
Nil.
D.	Execution Searches
Search for registrations under the Executions Act (Sheriff: Land Titles, 66 Toronto and LRO #43 Brampton) with a Certificate date of February 1, 2006:
Nil.
3.	NORTEL NETWORKS INC.

A.	PPSA Searches
The registrations annexed hereto as Appendix B-3 were found in searches, current as at February 9, 2006, of the name “NORTEL NETWORKS INC.”.
B.	Bankruptcy Searches

(a)	Our search of the records for the Superintendent of Bankruptcy (Official Receiver) for all districts and divisions in Canada disclosed no record involving the name “NORTEL NETWORKS INC.” as of January 27, 2006.

(b)	Bankruptcy search at the office of the Registrar in Bankruptcy of the Bankruptcy/Commercial Courts (Toronto Office) (current to January 31, 2006)*:

Nil.

C.	Bank Act
Notice of Intention to Give Security Under The Bank Act (current to February 1, 2006):
Nil.
D.	Execution Searches
Search for registrations under the Executions Act (Sheriff: Land Titles, 66 Toronto, and LRO#4 Ottawa) with a Certificate date of February 1, 2006:
Nil.
*Note: Due to processing delays at the Superior Court of Justice (Toronto), search results are not current to the date the search was conducted and may be 3-6 weeks behind.

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APPENDIX B-1
NORTEL NETWORKS LIMITED/CORPORATION NORTEL NETWORKS LIMITEE
NORTEL NETWORKS LIMITED
CORPORATION NORTEL NETWORKS LIMITEE
CORPORATION NORTEL NETWORKS LIMITEE/NORTEL NETWORKS LIMITED/

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
(1)	Nortel Networks Limited/Corporation Nortel Networks Limitee Nortel Networks Limited Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	JPMorgan Chase Bank, N.A., as Collateral Agent	Inventory, Equipment, Accounts, Other and Motor Vehicle Included		622623879 20060209 1226 1862 5243 (3 years)

(2)	Nortel Networks Corporation/Corporation Nortel Networks Nortel Networks Corporation Corporation Nortel Networks Corporation Nortel Networks/Nortel Networks Corporation	JPMorgan Chase Bank, N.A., as Collateral Agent	Inventory, Equipment, Accounts, Other and Motor Vehicle Included		622623888 20060209 1226 1862 5244 (3 years)

(3)	Nortel Networks Limited Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel	GE Capital Canada Leasing Services Inc.	Inventory, Equipment, Accounts and Other	Without limitation, one (1) 1996 Canadian Challenger 604 aircraft bearing Canadian registration mark C-FNNT and airframe manufacturer??s [sic] serial number 5317, together with two (2) general	621765072 20060105 1032 5064 0901 (5 years)

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
Networks Limitee				electric model CF34-3B engines bearing manufacturer??s[sic] serial numbers 872050 and 872048, and any airframe replacing the foregoing aircraft, or any other engine from time to time attached to such airframe (including any engine replacing the foregoing engines), and all parts, accessories, appliances, appurtenances, components, furnishings, instruments, modules, navigational and communications equipment and all other goods, tangible personal property and other equipment of whatever nature (the ??Parts??) [sic] that may from time to time be incorporated or installed in or attached to the foregoing airframe or engines, and any and all parts removed from the foregoing airframe or engines (collectively, the ??Aircraft??) [sic] and all records, logs, maintenance records, manuals, technical data, training aids, computer software and other materials relating to the aircraft, and any property substituted for any of the foregoing. This registration, and this note, refer to original file number 866304369 which was discharged in error. File Number 866304369 consisted of?[sic] initial registration number 20001003 1644 9065 2669, amended by registration number 20020626 1132 1862 4427, (further amended by 20041126 1559 1862 8241,) and accidentally discharged by registration number 20051129 1513 5064 0440

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Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
(4)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee	General Electric Canada Equipment Finance G.P.	Inventory, Equipment, Accounts and Other	One (1) 1990 Canadair Challenger 601-3A/ER bearing Canadian registration mark C-FNNS and airframe manufacturer??s [sic] serial number 5068 together with two engines model general electric CF-34-3A bearing manufacturer??s[sic] serial numbers 350381 and 350384 and any engine replacing any of the foregoing engines and together with all parts, accessories, appliances, appurtenances, components, furnishings, instruments, modules, navigational and communications equipment and other equipment incorporated or installed in or attached to the foregoing airframe or engines, and all records, logs, manuals, technical data, computer software and other materials relating to the aircraft, airframe or any engine, and any property substituted for any of the foregoing. This registration, and this note, refer to original file number 833549544 which was discharged in error. File Number 833549544 consisted of — initial registration 970818 1459 1081 2363, amended by registration number 990512 1641 9065 9168, (further amended by 20041119 1005 1862 7733, 20000718 1433 9065 0219,) and accidentally discharged by registration number 20051129 1517 5064 0443	621765117 20060105 1036 5064 0902 (4 years)

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Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
(5)	Nortel Networks Corporation	GE Canada Leasing Services Company	Equipment and Other	Furniture and Equipment as described in Lease Schedule #03001903 together with all proceeds thereof. This registration, and this note, refer to original file number 868869972 which was discharged in error. File Number 868869972 consisted of – initial registration 20010108 1044 7029 4128, amended by registration number 20020307 1220 5064 2320 and accidentally discharged by registration number 20051129 1524 5064 0449	621765153 20060105 1038 5064 0903 (2 years)

(6)	Nortel Networks Corporation	GE Canada Leasing Services Company	Equipment and Other	Furniture and Equipment as described in Lease Schedule #00135867 together with all proceeds thereof. This registration, and this note, refer to original file number 867325014 which was discharged in error. File Number 867325014 consisted of – initial registration 20001107 1057 7029 2770, amended by registration number 20020307 1451 5064 2345 and accidentally discharged by registration number 20051129 1525 5064 0450	621765207 20060105 1043 5064 0904 (2 years)

(7)	Nortel Networks Corporation Nortel Networks Corporation/Corporation Nortel Networks	GE Capital Technology Services Inc. GE Capital Services Technologiques Inc.	Equipment and Other	All property leased by Secured Party to Debtor from time to time. This registration, and this note, refer to original file number 822334581 which was	621747648 20060104 1716 5064 0899 (1 year)

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Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
	Corporation Nortel Networks			discharged on error. File Number 822334581 consisted of?[sic] initial registration number 960531 1902 1529 0956, amended by registration number 19990714 1039 1529 3522, (further amended by 19990719 1750 1531 8399), and accidentally discharged by registration number 20051129 1510 5064 0438

(8)	Nortel Networks Limited/Corporation Nortel Networks Limitee	GE Capital Leasing Services Inc.	Inventory, Equipment, Accounts, Other and Motor Vehicle Included	All items set forth in Mellon Bank of Canada Master Lease Agreement and Lease Schedules, discharge in eror[sic] on December 13, 2005, by Registration number 20051213 1708 5064 0642 original file number 894233151 was registered on May 12, 2003 as registration number 20030512 1035 9065 7664	621670779 20051230 1416 5064 0875 (1 year)

(9)	Nortel Networks Corporation	GE Canada Leasing Services Company	Equipment and Other	Furniture and Equipment as described in Lease Schedule #00135570 together with all proceeds thereof. Discharged in error on November 29, 2005 by registration number 20051129 1520 6054 0445, original file number 610462944 was registered on November 9, 2004 as registration number 20041109 1241 5064 7125	621670896 20051230 1428 5064 0877 (2 years)

(10)	Nortel Networks Limited	Hewlett-Packard Financial Services Canada Company	Equipment and Other	Master Lease. Any and all Equipment, tangible and intangible, leased pursuant to schedules under Master Lease Agreement No. 100691 dated and any proceeds therefrom.	621392193 20051216 1433 8077 7775 (5 years) as amended by 20051229 1156 8077 8794 to add general

5

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
(11)	Nortel Networks Corporation	GE Capital Canada Leasing Services Inc.	Equipment and Other	Furniture and equipment ad described in equipment schedule #03002385 together with all proceeds thereof. Original file number 870423318 was discharged in error on September 28, 2005	619269174 20050928 1633 5064 9500 (5 years)

(12)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	Fortress Credit Corp.	Equipment, Accounts and Other	All of the goods, furniture, fixtures, software, equipment, and other tangible and intangible personal property now or hereafter leased by Insight Investments, Corp., as lessor, to Nortel Networks Limited, as lessee, wherever located, under master lease agreement no. 04-139, lease order no. 5, including, but not limited to software, maintenance and support, together with all repairs, replacements, substitutions, additions, attachments, accessions, modifications, updates, revisions, new versions, enhancements, and accessories, all documentation and records relating thereto, and all proceeds thereof.	611591247 20041223 1118 1590 2103 (3 years)

(13)	Nortel Networks Corporation	ARI Financial Services Inc.	Equipment, Other and Motor Vehicle Included	This is a re-registration of registration number 19990721182515310696, reference file number 853259346, made pursuant to section 30(6) of the Personal Property Security Act	608419467 20040824 1951 1531 7185 (5 years)

(14)	Nortel Networks Limited/Corporation Nortel Networks Limitee	IKON Office Solutions Inc.	Equipment and Other		DISCHARGED 607867974 20040804 1453 1530 2954 (4

6

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
years) as discharged by 20051222 1455 1530 7573

(15)	Nortel Networks Limited	Insight Investments, Corp. Fortress Credit Corp.	Inventory, Equipment, Accounts and Other	Master Lease Agreement No. 04-139 Lease Order No. 2	607115907 20040708 1317 5061 4429 (5 years)

(16)	Nortel Networks Limited Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	Drawbridge Special Opportunities Fund LP	Inventory, Equipment, Accounts and Other	All of the goods, furniture, fixtures, equipment, and other tangible and intangible and other personal property now or hereafter leased by lessor to lessee, wherever located, under Master Lease Agreement No. 04-139, Lease Order No.4, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.	607064328 20040707 0912 5061 4422 (5 years)

as amended by 20040714 1734 5061 4438

as amended by 20040820 1706 1862 1309

as amended by 20040903 1642 1862 2625

as amended by 20040920 1149 1590 7415

as amended by 20040922 1502 1590 7537

7

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
(17)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	Fortress Credit Corp.	Inventory, Equipment, Accounts and Other	All of the goods, furniture, fixtures, equipment, and other tangible and intangible and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 04-139, Lease Order No. 1, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements, accessories and the proceeds thereof.	607064742 20040707 1019 5061 4423 (5 years)

as amended by 20040714 1728 5061 4437

as amended by 20040916 1559 1590 7337

as amended by 20040920 1147 1590 7413

as amended by 20040922 1500 1590 7532

(18)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	Fortress Credit Corp. Drawbridge Special Opportunities Fund, LP	Inventory, Equipment, Accounts and Other	All of the goods, furniture, fixtures, equipment, and other tangible and intangible and other personal property now or hereafter leased by Lessor to Lessee, wherever located, under Master Lease Agreement No. 04-139, Lease Order No. 2, plus all replacement parts, substitutions, additions, attachments, modifications, updates, revisions, new versions, enhancements,	607086972 20040707 1534 5061 4424 (5 years)

8

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
accessories and the proceeds thereof.

as amended by 20040714 1721 5061 4436

as amended by 20040916 1600 1590 7338

as amended by 20040920 1148 1590 7414

as amended by 20040922 1501 1590 7533

(19)	Nortel Networks Limited Corporation Nortel Networks Limitee	ABN AMRO Bank N.V. Canada Branch	Accounts and Other		602995239 20040210 1159 1862 0353 (5 years)

(20)	Nortel Networks Limited/Corporation Nortel Networks Limitee	GE Capital Leasing Services Inc.	Inventory, Equipment, Accounts, Other, Motor Vehicle Included	All items set forth in Mellon Bank of Canada Master Lease Agreement and Lease Schedules	DISCHARGED 894233151 20030512 1035 9065 7664 (3 years) as amended by 20051213 1708 5064 0642

(21)	Nortel Networks Limited	Dell Financial Services Canada Limited	Equipment, Other	All Dell and non Dell computer equipment and peripherals wherever located heretofore or hereafter leased to debtor by secured party pursuant to an equipment lease# 519421-001 together with all substitutions, additions, accessions [sic] and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds	891979101 20030226 1454 80770490 (3 years)

9

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due and arising from or relating to such equipment. Proceeds all present and after-acquired personal property.

(22)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee	Sun Microcsystems Finance	Equipment, Other		DISCHARGED 891452709 - 20030205 1442 1530 9458 (4 years) as amended by 20030227 1038 1529 6633 as discharged by 20051230 1046 1529 9973

(23)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	The Toronto-Dominion Bank, Singapore Branch	Accounts, Other	Absolute sale and assignment pursuant to an amended and restated receivables purchase agreement among the secured party, Toronto-Dominion (South East Asia) Limited, The Toronto Dominion Bank, Taipei branch, the debtor, The Toronto Dominion Bank, Nortel Networks (Asia) Limited and each additional seller, as amended and as the same may be further amended, supplemented or modified from time to time.	DISCHARGED 891292248 - 20030130 0954 1590 0925 (15 years) as discharged by 20051215 1939 1531 2040

(24)	Nortel Networks Limited Corporation Nortel Networks Limitee	ABN AMRO Bank N.V., Banque ABN AMRO N.V.	Accounts, Other		891079047 - 20030122 1430 1862 9004 (5 years)

(25)	Nortel Networks Limited	Sun Microsystems Finance	Equipment, Other		DISCHARGED 881443908 – 20020510 0937

10

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
1530 9831 (4 years) as discharged by 20051230 1452 1530 4812

(26)	Nortel Networks Limited	Nexcap Finance Corporation The Bank of Nova Scotia	Equipment, Accounts, Other	Lease Agreements (Operating)	DISCHARGED 879081309 – 20011221 1458 1530 7923 (7 years) amended by: 20020130 1758 1531 7181 renewed for 4 years by 20041129 1944 1531 1390 as discharged by 20051214 1948 1531 0719

(27)	Nortel Networks Limited	Nexcap Finance Corporation The Bank of Nova Scotia	Equipment, Accounts, Other	Lease Agreements (Operating)	DISCHARGED 879081318 – 20011221 1458 1530 7924 (7 years) renewed for 4 years by 20041129 1944 1531 1391 as discharged by 20051214 1948 1531 0718

(28)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited/Corporation Nortel Networks Limitee	The Toronto-Dominion Bank	Accounts, Other	Please note that the complete address of the secured party is 77 King Street West, TD Centre, 19th Floor, Royal Trust Tower, Toronto, Ontario, M5K 1A2.	DISCHARGED 878948217 – 20011218 1451 1530 1852 (5 years) as discharged by 20051228 1455 1530 0489

11

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
Corporation Nortel Networks Limitee/Nortel Networks Limited

(29)	Nortel Networks Limited Corporation Nortel Networks Limitee Nortel Networks Limited /Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee /Nortel Networks Limited	Comdisco Canada Ltd.	Equipment, Accounts, Other	All present and after acquired computers, peripherals, telecommunications devices, cables, routers, accessories, attachments, hardware, software, maintenance agreements, licences, and related goods, now or hereafter supplied by the secured party, and all proceeds thereof in any form, including money, chattel paper, intangibles, goods, documents of title, instruments, securities, substitutions, accounts receivable, rental and loan contracts, all personal property returned,	DISCHARGED 875344824-20010814 1453 1530 2510 (5 years) as discharged by 20060103 1942 1531 traded-in or repossessed and all insurance proceeds and any other form of proceeds

(30)	Nortel Networks Limited	Onmark Inc.	Equipment, Other	All personal property now and hereafter leased by secured party to debtor and documented with a schedule pursuant to Master Lease Agreement dated July 6, 2000 between secured party (Lessor) and debtor (Lessee). This filing is for precautionary purpose in connection with an equipment leasing transaction and is	DISCHARGED 871589601-20010418 1816 1531 0764 (5 years) as discharged by 20051215 1939 1531 1279 not to be construed as indicating that the transaction is other than a true lease.

(31)	Nortel Networks Limited	Onmark Inc.	Equipment, Other	All personal property now and hereafter leased by secured party to debtor and	DISCHARGED 871546698- 20010417 1758

12

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
				documented with a schedule pursuant to Master Lease Agreement dated July 6, 2000 between secured party (Lessor) and debtor (Lessee). This filing is for precautionary purpose in connection with an equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.	1531 9061 (5 years) as discharged by 20051215 1939 1531 1278

(32)	Nortel Networks Limited	Nexcap Finance Corporation	Other	All personal property now and hereafter leased by secured party to debtor and documented with a schedule pursuant to Master Lease Agreement dated July 6, 2000 between secured party (Lessor) and debtor (Lessee). This filing is for precautionary purpose in connection with an	870293853- 20010301 1802 1531 2533 (5 years) amended by: 20010402 1750 1531 3347 renewed by: 20040206 1947 1531 0304 for an additional 2 years equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.

(33)	Nortel Networks Limited	Nexcap Finance Corporation	Other	All personal property now and hereafter leased by secured party ot [sic] debtor and documented with a schedule pursuant to Master Lease Agreement dated July 6, 2000 between secured party (Lessor) and debtor (Lessee). This filing is for precautionary purpose in connection with an equipment lease transaction and is not to be construed as indicated that the transaction is other than a true lease.	870293862- 20010301 1802 1531 2534 (2 years) amended by: 20010402 1750 1531 3346 amended by: 20020130 1758 1531 7180 as renewed by 20030205 1812 1531 1170 (2 years) as renewed by 20050222 1951

13

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description		Number(s)
1531 1859 (1 year)

(34)	Nortel Networks Limited/Corporation Nortel Networks Limitee Corporation Nortel Networks Limitee/Nortel Networks Limited	The Toronto-Dominion Bank	Accounts, Other	The complete address of the secured party is “77 King Street West, TD Centre, 19th Floor, Royal Trust Tower, Toronto, Ontario M5K 1A2 Attention-Wolfgang Mersch, Charles Attard”.	DISCHARGED 868330593-20001213 1440 1530 0784 (10 years) as discharged by 20051228 1455 1530 0490
Nortel Networks Limited Corporation Nortel Networks Limitee

(35)	Nortel Networks Limited	STMicroelectronics (Canada), Inc.	Equipment, Accounts, Other	Full transfer and assignment of all right, title and interest in and to equipment leases from Nortel Networks Limited to STMicroelectronics (Canada), Inc. whose full address is c/o STMicroelectronics (Canada), Inc., 1310 Electronics	084073464-20000619 1245 0028 3040 (15 years)
Drive, Carrollton, Texas, 75006

(36)	Nortel Networks Corporation Nortel Networks Corporation/Corporation Nortel Networks Corporation Nortel Networks	Steelcase Financial Services Ltd.	Equipment, Other	All furniture and equipment leased or financed from Steelcase Financial Services, Ltd. including but not limited to the items set forth in Master Lease No. 10068 and any master lease equipment schedules, including proceeds.	828900684- 19970306 0946 1560 1816 (5 years) amended by: 19990514 1328 7029 1126 renewed by: 20020104 1401 7029 1991 (5 years)

(37)	Nortel Networks Corporation /Corporation Nortel Networks	GE Capital Information Technology Solutions Inc GE Capital Solutions	Equipment, Other	All property leased by secured party to debtor from time to time.	DISCHARGED 853164027- 19990719 1750 1531 7390 (10 years) as discharged by

14

Reference File
No. &
		Secured	Collateral	General Collateral	Registration
	Debtor(s)	Party(ies)	Classification	Description	Number(s)
		Technologiques Inc.			20051212 1619 6086 5739

(38)	Nortel Networks Limited/Corporation Nortel Networks Limitee	Bank of America Canada	Equipment, Other		DISCHARGED 076268223- 19961127 1546 0043 6045 (13 years) amended by:
20000613 1033 9065 9256 as amended by 20041007 1556 1902 4636 as discharged by 20051215 1939 1531 1277

15

APPENDIX B-2
NORTEL NETWORKS CORPORATION/CORPORATION NORTEL NETWORKS
NORTEL NETWORKS CORPORATION
CORPORATION NORTEL NETWORKS
CORPORATION NORTEL NETWORKS/NORTEL NETWORKS CORPORATION
See Appendix B-1 for registration particulars found in PPSA searches against these names.

APPENDIX B-3
NORTEL NETWORKS INC.
See Appendix B-1 for registration particulars found in PPSA searches against this name

SCHEDULE “B”
PPSA Registrations in favour of
JPMorgan Chase Bank, N.A., as Collateral Agent
Financing statement filed for a term of three (3) years against Nortel Networks Limited/Corporation Nortel Networks Limitee, Nortel Networks Limited, Corporation Nortel Networks Limitee, Corporation Nortel Networks Limitee/Nortel Networks Limited, claiming a security interest in collateral described as “Inventory”, “Equipment”, “Accounts”, “Other”, and “Motor Vehicles Included”, registered pursuant to the PPSA on February 9, 2006 as Registration No. 20060209 1226 1862 5243 and Reference File No. 622623879.
Financing statement filed for a term of three (3) years against Nortel Networks Corporation/Corporation Nortel Networks, Nortel Networks Corporation, Corporation Nortel Networks, Corporation Nortel Networks/Nortel Networks Corporation, claiming a security interest in collateral described as “Inventory”, “Equipment”, “Accounts”, “Other”, and “Motor Vehicles Included”, registered pursuant to the PPSA on February 9, 2006 as Registration No. 20060209 1226 1862 5244 and Reference File No. 622623888

SCHEDULE “C”
PLEDGED SECURITIES

Stock certificate
	US ISSUERS	number	Number of shares or units
1	Alteon WebSystems, Inc.	1	1 Preferred
		2	300,000 Preferred
		1	44,696,306 Common
2	CoreTek, Inc.	1	1 Preferred
		1	14,487,293 Common
		2	7,573,728 Common
3	Nortel Networks Applications Management Solutions Inc.	CS-1	21,523,376 Common
		X-1	1 Series 1 Preferred
		Y-1	2,762,972 Series 2
Convertible Preferred
4	Nortel Networks Optical Components Inc.	4	13,974 Class A Common
		5	55,899 Class A Common
		1	85,106,799 Class B Common
		2	21,276,699 Class B Common
5	Sonoma Systems	1	35,659,018 Common
		1	1 Preferred
		2	2 Common
6	Xros, Inc.	A-1	1 Series A Preferred
		C-1	52,953,008 Common
CANADIAN ISSUERS
7	1328556 Ontario Inc.		19,074,418 Common Shares
8	Architel Systems Corporation	C-1	6,028,277 Common
		P-1	1 Preferred Share, Series 1
9	Capital Telecommunications Funding Corporation	C-1	1,000 Common
10	CTFC Canada Inc.	C-1	1,000 Common
11	Nortel Communications Inc.	CL-1.6	100 Class One Common Shares

Stock certificate
		number	Number of shares or units
12	Nortel Networks Electronics Corporation	1	1 Common
		2	1,000 Common Shares
13	Nortel Networks Global Corporation	2	5,060,201 Common Shares
14	Nortel Networks International Corporation	2	10,000 Common Shares
15	Nortel Networks Technology Corporation	C-1	170,000 Common
		C-2	2 Common
		P1-4	142,698 Class I Preferred Shares
		P1-6	738 Class I Preferred Shares
		P1-7	7,970 Class I Preferred Shares
16	Northern Telecom Canada Limited	2	1 Common
		3	39,999 Common Shares
17	Regional Telecommunications Funding Corporation	C-1	1,000 Common
18	TSFC Canada Inc.	C-1	1,000 Common

2

Exhibit E-2—Opinion of Special Quebec Counsel for the Credit Parties
Direct Dial: (514) 847-4533
jbogaty@ogilvyrenault.com
Montréal, February 14, 2006
JPMORGAN CHASE BANK, N.A.
as Administrative Agent, Collateral Agent (as defined in the
Canadian Security Agreement defined below) and fondé de pouvoir
270 Park Avenue
New York, N.Y. 10017
U.S.A.
— and —
TO THE SECURED PARTIES (as defined in the
Canadian Security Agreement defined below)
— and —
BLAKE, CASSELS & GRAYDON LLP
KPMG Tower
Suite 2200
600 de Maisonneuve Blvd. West
Montréal, Quebec H3A 3J2
Dear Sirs:
RE: Nortel Networks Limited/Corporation Nortel Networks Limitée (“NNL”)
This opinion is furnished to you pursuant to the Credit Agreements, as such term is defined in that certain Canadian Security Agreement by and among NNL, Nortel Networks Corporation (“NNC”), the Subsidiary Lien Grantors (as such term is defined therein) party thereto, JPMorgan Chase Bank, N.A., as Collateral Agent and Administrative Agent (as such terms are defined therein) and as fondé de pouvoir and Export Development Canada, as provider of the EDC Facility (as such term is defined therein) (the “Canadian Security Agreement”).
We have acted as Quebec counsel to NNL and NNC (being hereinafter collectively referred to sometimes as the “Grantors”, and individually as a “Grantor”) in connection with the execution and delivery of the Credit Documents (as hereinafter defined). As used herein, the term “Credit Documents” means each of the documents listed on Schedule 1 hereto. The capitalized terms used in this opinion which are defined in the Canadian Security Agreement have the respective meanings therein specified unless such terms are otherwise defined in this opinion or its schedules.
In such capacity we have examined originals or copies of executed copies of each of the Credit Documents.
We are qualified to practice law only in the Province of Quebec. We express no opinion herein as to any laws, or any other matters governed by any laws, other than the laws of the Province of Quebec and the federal laws of Canada applicable therein in force on the date hereof and we give no undertaking to update our opinion in the event of a change in applicable law after the date hereof.
We have examined such statutes, public records, certificates (including officers’ certificates) and other documents and have considered such questions of law and made such searches as we have deemed necessary for the purposes of the opinions hereinafter expressed. We have relied, without independent verification or investigation, on all statements as to matters of fact contained in such documents.
In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents and papers submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed, without independent verification or investigation, that each of the parties to the Credit Documents (i) is validly constituted, organized and existing under its governing laws and (ii) has full capacity, power and authority to enter into and has duly authorized, executed and delivered the Credit Documents, to the extent it is a party thereto and (iii) has not contravened and will not contravene any laws applicable to it by negotiating, executing, delivering and performing its obligations under, the Credit Documents to which it is a party. Finally, we have assumed the legal capacity of all individuals and that the domiciles of NNC and NNL are located respectively in the Provinces of Ontario and Québec.
Based on the foregoing but subject to the qualifications hereinafter set forth, we are of the opinion that:
1.	Each of the Grantors has been duly registered under An Act Respecting the Legal Publicity of Sole Proprietorships, Partnerships and Legal Persons (Quebec) (the “Publicity Act”), is not in default to file an annual declaration and is not in default to comply with a request made to it under Section 38 of the Publicity Act;

2.	Each of the Credit Documents to which NNL or NNC is a party constitutes a legal, valid and binding obligation of NNL or NNC party thereto enforceable against such party in accordance with its terms;
3.	Neither the execution of the Credit Documents nor the performance by NNL and NNC of the obligations set out therein contravene or constitute a breach under any applicable laws of the Province of Québec or any applicable regulation thereunder;
4.	Subject to due registration of the Hypothecs in the Register of Personal and Movable Real Rights, the Hypothecs constitute valid hypothecs up to the amounts thereof, in favour of the fondé de pouvoir on the property (including incorporeal movable property established by title in bearer form) described therein located in the Province of Quebec as well as on any incorporeal property of NNL and property of NNL ordinarily used in more than one jurisdiction. As instructed, we are attending to the registration of the Hypothecs;
5.	The delivery and continued possession in the Province of Quebec by the Collateral Agent of each Bond pursuant to the applicable Bond Pledge Agreement creates a valid and enforceable pledge of such Bond under the laws of the Province of Quebec;
6.	To the extent Quebec law applies, the Credit Documents have been duly delivered by each of NNC and NNL to the extent that each is a party thereto;
7.	The formal requirements of execution applicable in the Province of Quebec have been met with respect to the execution of the Credit Documents to the extent that such requirements may be applicable; and
8.	No authorizations, approvals or consents of, or filings or registrations with any governmental or regulatory authority or agency of or in the Province of Quebec are necessary for the execution, delivery or performance by NNL and NNC of the Credit Documents or for the validity or enforceability thereof as against the Collateral Agent and the fondé de pouvoir under the Hypothecs (the Collateral Agent and the fondé de pouvoir are hereinafter collectively referred to as the “Agent”), except for (i) registrations that are referred to in paragraph 4 above and the renewals thereof upon their respective expiry date (ii) such filings, registrations and notices which may be required in the future as set forth in our qualifications herein and (iii) court filings which may be required to enforce the Credit Documents.
The opinions expressed above are subject to the following qualifications:
(i)	The rights and remedies of the Agent under or in respect of the Credit Documents are subject to applicable bankruptcy, insolvency, moratorium, reorganization,

prescription, statutes of limitation or other similar laws affecting creditors’ rights generally;

(ii)	No opinion is expressed herein with respect to the effectiveness of any provision of the Credit Documents providing for cash to be held in the circumstances stated therein by the Agent as collateral security;

(iii)	No opinion is herein expressed on the ranking or priority of the Hypothecs or the Bond Pledge Agreements;

(iv)	The opinions expressed herein as to the validity of any charge, hypothec and security created under any of the Credit Documents are limited to the extent that the Grantors have or will have good and valid title to their respective movable properties, rights and assets charged thereunder and we express herein no opinion as to such title;

(v)	Pursuant to Article 2959 of the Civil Code of Quebec (the “Civil Code”), the registration of the Hypothecs preserves the same rank for interest due for the current year and the three preceding years as for the capital;

(vi)	The preservation of the Hypothecs registered under the name of the Grantors on movable property that is not alienated in the ordinary course of business is subject to the filing of a notice of preservation of hypothec in the Register of Personal and Movable Real Rights within 15 days after the creditors have been informed in writing of the transfer of the property and the name of the purchaser, or after the creditors have consented in writing to the transfer, all as provided for in Article 2700 of the Civil Code;

(vii)	The hypothecs created by the Hypothecs on claims held by a Grantor against third parties must, where the claims are themselves secured by a registered hypothec, be published by registration and a copy of a certified statement of registration of the hypothecated claim must be remitted to the debtor of such hypothecated claim, all as provided for in Article 2712 of the Civil Code;

(viii)	The hypothecs created pursuant to the Hypothecs on property alienated in the ordinary course of business will cease to apply to such properties but will extend to the properties of the same nature which replace the properties so alienated; if no property replaces the alienated property, the hypothecs shall subsist nonetheless but extend only to the proceeds of the alienation, provided such proceeds may be identified, the whole in accordance with Article 2674 of the Civil Code;

(ix)	The enforceability of the Hypothecs against the debtors of the Grantors under any claims charged thereunder, if any, is subject to the said debtors receiving evidence of such hypothec as required by Articles 2710 and 1641 of the Civil Code;

(x)	To withdraw at any time the authority given to the Grantors pursuant to the Hypothecs to collect claims hypothecated thereby, the fondé de pouvoir thereunder must serve notice to such grantor and the debtors of the hypothecated claims and the withdrawal of such authority must be registered, all as provided for in Article 2745 of the Civil Code;

(xi)	The hypothecs created by the Hypothecs on movables that are subsequently transformed, mixed or combined to form new movables belonging to third parties should be renewed against such new movables so as to preserve their enforceability and ranking as provided for in Article 2953 of the Civil Code;

(xii)	The enforceability against third parties of the Hypothecs on movable properties subsequently incorporated into immovable property is subject to the registration of the Hypothecs in the applicable land register as set forth in Articles 2796 and 2951 of the Civil Code;

(xiii)	The enforceability of the Hypothecs on rights resulting from insurance contracts is subject to the insurers receiving notice thereof as required by Articles 2461 and 2497 of the Civil Code;

(xiv)	The enforceability of certain provisions of the Hypothecs relating to enforcement and realization proceedings and remedies, may be limited by the provisions of the Civil Code. However, such limitations should not make the remedies intended to be provided by the Hypothecs inadequate for the practical realization of the benefits intended to be provided thereby if the Agent acts in good faith and in a commercially reasonable manner;

(xv)	The exercise of a hypothecary right pursuant to the Hypothecs is subject to the filing of a prior notice at the registry office together with evidence of said notice having been served on the grantor of such Hypothec, as the case may be, and on any other person against whom the beneficiaries of the hypothecs intend to exercise their rights, all as provided for in Article 2757 et seq. of the Civil Code;

(xvi)	To the extent that any of the parties thereto now or at any time in the future becomes a creditor of a debt of the Crown in Right of Canada, the charges created by the Credit Documents with respect to such debt or other rights of action (to the extent same is assignable or may be hypothecated) may not be opposable to the Crown unless the provisions of the Financial Administration Act (Canada) are complied with;

(xvii)	No opinion is expressed herein regarding the validity of the charges, if any, created by the Credit Documents with respect to (a) any amount owing by Her Majesty in right of Quebec in respect of a fiscal law as a refund or (b) debts, claims, demands, shares, permits, licenses and other rights, which by their terms or by law are not assignable or which may not be hypothecated or which require the consent of a third party to be assigned or hypothecated where such consent has not been obtained;

(xviii)	To the extent that the rights or properties subject to the Hypothecs include patents, trade-marks or copyrights, registration thereof may not be effective to fully preserve, perfect or protect the security constituted thereby unless the relevant documents or a proper notice thereof is duly filed with the appropriate patent, trade-mark or copyright registrars, as the case may be;

(xix)	The question of whether or not any of the provisions of the Credit Documents which may be rendered invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by a Quebec court in its discretion;

(xx)	We express no opinion herein with respect to any provisions of the Credit Documents which purport (a) to enable the Agent to recover from a party any costs in excess of the legal tariff or any fines, penalties or costs levied against or imposed upon such other party by applicable law or by order of court or (b) to waive the rights of any party under any legislation which preclude such waiver. Pursuant to Articles 2667 and 2762 of the Civil Code, notwithstanding any stipulation to the contrary, the costs secured by the Hypothecs and the Bond Pledge Agreements exclude extra-judicial professional fees payable by the Agent and/or the other Secured Parties or any other person for services required by the Agent and/or the other Secured Parties in order to recover the capital and interest secured by the Hypothecs or the Bond Pledge Agreements or to conserve the charged property mentioned therein;

(xxi)	The provisions of the Credit Documents which entitle the Agent to accelerate the indebtedness of the Grantors following the occurrence of an Event of Default may be limited by the provisions of Article 2761 of the Civil Code which permit the debtor or other interested persons to defeat the exercise of a creditor’s hypothecary rights by remedying the omission or breach set forth in the prior notice relating to the exercise of such creditor’s hypothecary rights;

(xxii)	A receiver or receiver and manager appointed pursuant to the provisions of the Credit Documents may for certain purposes be treated by a court as the agent of the Agent and not solely the agent of the Grantors notwithstanding any agreement to the contrary;

(xxiii)	We express no opinion as to the effectiveness of any provision of the Credit Documents which purport to allow for the compensation or set-off of unmatured or unliquidated claims;

(xxiv)	In the event that litigation should ensue outside Quebec, such litigation may be subject to Section 2 of the Business Concerns Records Act (Quebec) which provides that “Subject to section 3, no person shall, pursuant to or under any requirement issued by any legislative, judicial or administrative authority outside Quebec, remove or cause to be removed, or send or cause to be sent, from any place in Quebec to a place outside Quebec, any document or résumé or digest of any document relating to any concern”; for the purposes of the Business Concerns Records Act (Quebec), “document” means any account, balance sheet, statement of receipts and expenditure, profit and loss statement, statement of assets and liabilities, inventory, report and any other writing or material forming part of the records or archives of a business concern;

(xxv)	With respect to (a) any corporeal movable property of any of the Grantors situated outside the Province of Québec (other than, in the case of NNL, such property ordinarily used in more than one jurisdiction), any incorporeal movable property of NNC, and any incorporeal movable property of NNL established by title in bearer form located outside the Province of Québec at the time of creation of the security constituted pursuant to the Hypothecs or the Bond Pledge Agreements or thereafter, or (b) a security published by the holding of the title exercised by the creditor outside the Province of Québec, we express no opinion herein as to the validity of the charges created thereon under the Hypothecs or the Bond Pledge Agreements or as to the enforceability of the Hypothecs or the Bond Pledge Agreements against such property; no opinion is expressed herein either as to the additional registrations that may be required to be made outside the Province of Québec to maintain the enforceability of the charges created pursuant to the NNL Hypothec on corporeal movables ordinarily used in more than one jurisdiction or incorporeal movables should the domicile of NNL be moved to a location outside the Province of Québec;

(xxvi)	We express no opinion on any provision of the Credit Documents to the extent it purports to waive or renounce to the application of any prescription or limitation statute prior to the expiry of the relevant prescription or limitation period;

(xxvii)	No opinion is herein expressed on the benefit which the Collateral Agent may derive from the Bonds should bonds be issued in the future under the Hypothecs to a party other than the Collateral Agent in light of Section 32 of the Special Corporate Powers

Act (Quebec) which stipulates that “the person holding the power of attorney of the creditors in whose favour a hypothec is granted to secure payment of bonds or other titles of indebtedness cannot purchase from the company the first issue, by underwriting, purchase, subscription or otherwise, of the bonds or other titles of indebtedness secured by hypothec ...”;

(xxviii)	No opinion is expressed herein as to the validity or enforceability of any provision of the Credit Documents providing for the creation of an irrevocable mandate;

(xxix)	The obligation of the parties to the Credit Documents and the enforceability thereof are subject to all qualifications which, by law, equity or usage, are incidental thereto by their nature, including without limitation:
(A)	the parties must have exercised and must continue to exercise good faith in the negotiation, implementation and enforcement of the Credit Documents;

(B)	any realization upon the security forming part of the Credit Documents should be made upon commercially reasonable terms in the circumstances;

(C)	equitable remedies such as specific performance and injunctive relief which may be ordered by a court in its discretion and accordingly may not be available as a remedy in an action brought to enforce such documents;

(D)	the powers of the courts to stay proceedings before them and to stay the execution of judgments;

(E)	the Currency Act (Canada) precludes a Canadian court from rendering a judgment for an amount expressed in a currency other than Canadian currency. In addition, Article 3161 of the Civil Code provides, inter alia, that, where a foreign decision orders a debtor to pay a sum of money expressed in foreign currency, a Quebec authority (for example, a Quebec court) converts the sum into Canadian currency at the rate of exchange prevailing on the day the decision became enforceable at the place where it was rendered;

(F)	the discretion that a Court may reserve to itself to decline to hear an action if it is contrary to public policy for it to do so or if it is not the proper forum to hear such action;

(G)	court decisions which may limit the rights of secured creditors to forcibly realize on their security without appropriate judicial proceedings;

(H)	limitations which may be imposed by law on the effectiveness of terms exculpating a party from a liability resulting from gross negligence or wilful misconduct;

(I)	the discretion that a court may reserve to itself to impose restrictions on the rights of creditors to enforce immediate payment of amounts stated to be payable on demand and to decline to be bound by determinations of fact stated to be conclusive by the contracting parties;

(J)	limitations upon the right of a party to the Credit Documents to enforce such documents on the basis of a purely technical default, such as the failure to timely produce a document;

(K)	any requirements that interest (including all fees and costs of borrowing) be paid at a rate in excess of 60% per annum may contravene Section 347 of the Criminal Code (Canada) and may not be enforceable;

(L)	in accordance with Article 2332 of the Civil Code, the possibility of cancellation or reduction by a court of the obligations arising from the Credit Documents or, the revision by a court of the terms and conditions of the performance of these obligations to the extent that if it finds that, having regard to the risk and to all the circumstances, one of the parties has suffered lesion; and

(M)	the provisions of the said documents that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party.
We draw to your attention that we assume no responsibility for any registrations, filings, notices, recordings or renewals that may be required as set forth hereinabove, except with respect to the registration provided in paragraph 4, and that you should therefore make appropriate diary entries to ensure the timely effecting of any such registrations, filings, notices, recordings or renewals thereof.
This opinion may only be relied upon by the persons to whom it is addressed and their successors and assigns and for the purposes of the transactions contemplated in the Credit Documents.
Yours truly,

SCHEDULE 1
CREDIT DOCUMENTS
1.	Deed of hypothec and issue of bonds entered into on February 14, 2006 before a notary by NNL in favour of JPMorgan Chase Bank, N.A., as fondé de pouvoir for the holders of the bonds issued thereunder (the “NNL Hypothec”);

2.	Deed of hypothec and issue of bonds entered into on February 14, 2006 before a notary by NNC in favour of JPMorgan Chase Bank, N.A., as fondé de pouvoir for the holders of the bonds issued thereunder (the “NNC Hypothec”) and together with the NNL Hypothec, the “Hypothecs” and individually a “Hypothec”;

3.	Pledge agreement dated as of February 14, 2006 executed by and between NNL and the Collateral Agent, in respect of the bond issued under the NNL Hypothec;

4.	Pledge agreement dated as of February 14, 2006 executed by and between NNC and the Collateral Agent , in respect of the bond issued under the NNC Hypothec;

(Items 3 and 4 being individually referred to as a “Bond Pledge Agreement” and collectively as the “Bond Pledge Agreements”)

5.	A $5,000,000,000 25% demand bond dated February 14, 2006 issued by NNL in favour of the Collateral Agent (the “NNL Bond”);

6.	A $5,000,000,000 25% demand bond dated February 14, 2006 issued by NNC in favour of the Collateral Agent (the “NNC Bond”);

(Items 5 and 6 being individually referred to as a “Bond” and collectively as the “Bonds”)

7.	Delivery order dated February 14, 2006 executed by NNL in respect of the NNL Bond;

8.	Delivery order dated February 14, 2006 executed by NNC in respect of the NNC Bond.

EXHIBIT F—ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Nortel Networks Inc., a Delaware corporation

4.	Agent:	JPMorgan Chase Bank, N.A., as the Agent under the Credit Agreement

5.	Credit Agreement:	The $1,300,000,000 Credit Agreement dated as of February 14, 2006 among Nortel Networks Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Agent, and the other agents named therein

[2]	Select as applicable.

6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned of
	[Tranche A] [Tranche B]	[Tranche A][Tranche B]	[Tranche A][Tranche B]
Loans Assigned[3]	Loans for all Lenders	Loans Assigned	Loans[4]
	$	$	%
	$	$	%
	$	$	%
Effective Date:                      ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Tranche A Loan” “Tranche B Loan”)

[4]	Set forth, to at least 9 decimals, as a percentage of the Tranche A Loans or Tranche B Loans, as applicable, of all Lenders.

2

[Consented to and][5] Accepted:

JPMORGAN CHASE BANK, N.A., as
Agent

By

Title:

[Consented to:][6]

NORTEL NETWORKS INC.

By

Title:

[5]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, if no such financial statements have been delivered, referred to in Section 4.04 thereof), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and

Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

Exhibit G—Form of Perfection Certificate
[See Exhibit F to each of the U.S. Security Agreement and the Canadian Security Agreement]

Exhibit H—Form of Guarantee Agreement
Filed as Exhibit 10.2.

Exhibit I—Form of U.S. Security Agreement
Filed as Exhibit 10.3.

Exhibit J—Form of Canadian Security Agreement
Filed as Exhibit 10.4.